As Filed with Securities and Exchange Commission on April 21, 2003

                           Registration No. ___ - ____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
           (Exact name of the registrant as specified in its charter)

          Maryland                        8742                  33-0843696
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No)

8880 Rio San Diego Drive, 8th Floor       8880 Rio San Diego Drive, 8th Floor
San Diego, California 92108                San Diego, California 92108
      (619) 209-6035                               (619) 209-6035
(Address and telephone number           (Address of principal place of business
of principal executive offices)         or intended principal place of business)

    Mr. Andrew E. Mercer                           With a Copy to:
8880 Rio San Diego Drive, 8th Floor            Norman T. Reynolds, Esq.
San Diego, California 92108                   Glast, Phillips & Murray, P.C.
   (619) 209-6035 (Office)                      815 Walker Street, Suite 1250
   (619) 209-6078 (Facsimile)                         Houston, Texas 77002
(Name, address and telephone number              (713) 237-3135 (Office)
 of agent for service)                           (713) 237-3202 (Facsimile)


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement has been declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------- -------------- -------------- ----------------- ------------
Title of Each        Amount          Offering      Proposed Maximum Amount of
Class of Securities  To be           Price         Aggregate        Registration
To Be Registered     Registered      Per Share(1)  Offering Price   Fee
------------------- -------------- -------------- ----------------- ------------
------------------- -------------- -------------- ----------------- ------------
Common Stock,        4,000,000 (2)   $1.50         $6,000,000       $552.00
par value
$0.001 per share
------------------- -------------- -------------- ----------------- ------------
------------------- -------------- -------------- ----------------- ------------
Common Stock,        2,281,294 (3)   $1.50         $3,421,941       $314.81
par value
$0.001 per share
------------------- -------------- -------------- ----------------- ------------
------------------- -------------- -------------- ----------------- ------------
Total Registration Fee                                              $866.81
------------------- -------------- -------------- ----------------- ------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Represents the number of shares of the common stock of Commerce Development Corporation, Ltd. to be sold from time to time pursuant to this registration statement by Commerce Development Corporation, Ltd.
(3) Represents 417,969 newly issued shares of the common stock of Commerce Development Corporation, Ltd. to be distributed to the stockholders of U.S. Microbics, Inc., 479,075 newly issued shares of the common stock of Commerce Development Corporation, Ltd. to be distributed to the stockholders of The Mercer Group, Inc., and 1,384,250 shares to be sold from time to time by some of our existing stockholders pursuant to this registration statement.
                                ___________________

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                              Cross-Reference Sheet
                      Showing Location in the Prospectus of
                   Information Required by Items of Form SB-2





         Form SB-2 Item Number and Caption           Location In Prospectus
         ---------------------------------           ----------------------

1.       Front of Registration Statement and
            Outside Front Cover of Prospectus........Outside front Cover Page
2.       Inside Front and Outside Back Cover
            Pages of Prospectus......................Inside Front Cover Page;
                                                     Outside Back Cover Page
3.       Summary Information and Risk Factors........Prospectus Summary;
                                                     Risk Factors;Business
4.       Use of Proceeds.............................Use of Proceeds
5.       Determination of Offering Price.............Outside Front Cover Page
6.       Dilution....................................Dilution
7.       Selling Security Holders....................Selling Stockholders
8.       Plan of Distribution........................Plan of Distribution and
                                                     Terms of the Offering
9.       Legal Proceeding............................Business-Litigation
10.      Directors, Executive Officers, Promoters
            and Control Persons......................Business;Managment-
                                                     Executive Officers and
                                                     Directors

11.      Security Ownership of Certain Beneficial
            Owners and Management....................Principal Stockholders
12.      Description of Securities...................Description of Securities
13.      Interest of Named Experts and Counsel.......Legal Matters
14.      Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities..............................Description of Securities
                                                     Certain Provisions of the
                                                     Articles of Incorporation
                                                     and By-Laws

15.      Organization Within Last Five Years.........Business
16.      Description of Business.....................Business
17.      Management's Discussion and Analysis
            or Plan of Operation.....................Management's Discussion and
                                                     Analysis of Financial
                                                     Condition and Results of
                                                     Operations

18.      Description of Property.....................Business-Properties,
                                                     Facilities
19.      Certain Relationships and Related
            Transactions.............................Certain Transactions
20.      Market for Common Equity and Related
            Stockholder Matters......................Price Range of Common Stock
                                                     and Dividend Policy;
                                                     Description of Securities

21.      Executive Compensation......................Management-Executive
                                                     Compensation
22.      Financial Statements........................Financial Statements
23.      Changes in and Disagreements with
            Accountants on Accounting and
            Financial Disclosure.....................*


(*)   None or Not Applicable

The information in this prospectus is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. We may not sell these securities until this registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED April 21, 2003

                     COMMERCE DEVELOPMENT CORPORATION, LTD.

                             Shares of Common Stock

o We are offering up to a total of 4,000,000 shares of our common stock at a price of $1.50 per share.

o The shares of our common stock offered by means of this prospectus will be sold on a "best efforts" basis by Mariner Investment Group, a licensed broker-dealer, which will be paid a commission on all of our shares sold by means of this offering, other than the spin-off shares described in this prospectus.

o There is no minimum number of shares that we have to sell. There will be no refunds.

o The offering to the new investors will be until __________, 2003, and may be extended for an additional period up to _______, 2003, if we choose to do so. All subscriptions for our shares will be placed in an escrow account.

o In addition, we are registering the distribution of the spin-off of 417,969 shares of our common stock by U.S. Microbics, Inc., one of our stockholders, as a dividend, to its stockholders as of October 28, 2002, and the spin-off of 479,075 shares of our common stock by The Mercer Group, Inc., one of our stockholders, as a dividend, to its stockholders as of January 31, 2003. There will be no charge for the distribution of our shares and we will receive no proceeds as a result of the distribution.

o The shares of our common stock are not currently listed for sale on any exchange. There can be no assurance that we will be successful in having our shares quoted for sale on any publicly traded market.

o Finally, this prospectus also relates to the aggregate resale of 1,384,250 shares of our common stock held by some of our current stockholders, all of which may be sold from time to time by the selling stockholders. The selling price for our selling stockholders, other than our affiliates, will initially be $1.50 per share until our shares are quoted for sale on some publicly traded market, and thereafter at prevailing market prices or at privately negotiated prices.

------------------------ -------------- ---------------- -----------------------
                            Offering                     Proceeds, before
                            Price        Commissions     expenses to Commerce
                                                         Development
------------------------ -------------- ---------------- -----------------------
------------------------ -------------- ---------------- -----------------------
Per Share...............    $1.50          $0.04          $1.46
------------------------ -------------- ---------------- -----------------------
------------------------ -------------- ---------------- -----------------------
Total Maximum Offering..    $6,000,000     $150,000       $5,850,000
------------------------ -------------- ---------------- -----------------------

This investment involves risks. See "Risk Factors" beginning on page 4 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The common stock to be sold by us is being offered by Mariner Investment Group as an underwriter, subject to acceptance by them and subject to their right to reject any offer to purchase in whole or in part. It is expected that delivery of any our shares sold by means of this prospectus will be delivered within 21 days after the date of any sale.

                            MARINER INVESTMENT GROUP

                  The date of this prospectus is _______, 2003

                                TABLE OF CONTENTS

Prospectus Summary.............................................................1
------------------
Risk Factors...................................................................4
------------
The Spin-Off...................................................................5
------------
Use of Proceeds................................................................7
---------------
Determination of Offering Price................................................8
-------------------------------
Plan of Distribution and Terms of the Offering.................................9
----------------------------------------------
Price Range of Common Stock and Dividend Policy...............................11
-----------------------------------------------
Dilution......................................................................12
--------
Management's Discussion and Analysis of Financial
-------------------------------------------------
Condition and Results of Operations...........................................12
------------------------------------
Business......................................................................15
--------
Management....................................................................19
----------
Certain Transactions..........................................................21
--------------------
Principal Stockholders........................................................23
----------------------
Description of Securities.....................................................28
-------------------------
Certain Provisions of Our Articles of Incorporation and Bylaws................29
--------------------------------------------------------------
Selling Stockholders..........................................................31
--------------------
Spin-Off Shares...............................................................32
---------------
Shares Available For Future Sale..............................................41
--------------------------------
Legal Matters.................................................................42
-------------
Experts.......................................................................42
-------
Index To Financial Statements................................................F-1
-----------------------------
Financial Statements and Notes                                          F-2/F-16

                               PROSPECTUS SUMMARY

Introduction

     If you are a stockholder of U.S. Microbics, Inc. or The Mercer Group, Inc., we have sent this document to you because you were an owner of the common stock of U.S. Microbics on October 28, 2002, or The Mercer Group on January 31, 2003. U.S. Microbics plans to spin-off to its stockholders as a stock dividend 417,969 shares it owns in Commerce Development, all of which will be registered in this filing. In addition, The Mercer Group plans to spin-off to its stockholders as a stock dividend 2,216,300 shares it owns in Commerce Development of which 479,075 shares will be registered in this filing. Both spin-off transactions are collectively referred to as the "Spin-Off" in this prospectus, and the shares to be issued in the Spin-Off are referred to as the "Spin-Off Shares." No action is required on your part to participate in the Spin-Off and you do not have to pay any cash or other consideration to receive your Spin-Off Shares. Unless the reference is to U.S. Microbics, Inc. or The Mercer Group, Inc., all references to "we," "us," "our," or "Commerce Development" in this prospectus means Commerce Development Corporation, Ltd.

     This document describes our business, the relationship between U.S. Microbics, The Mercer Group, and Commerce Development, and how this transaction affects the stockholders of U.S. Microbics and The Mercer Group. This document also provides other information to assist the stockholders of U.S. Microbics and The Mercer Group in evaluating the benefits and risks of holding or disposing of the Spin-Off Shares that they will receive in the Spin-Off.

     If you are a prospective cash purchaser of our stock, this prospectus provides information to assist you in evaluating the benefits and risks of purchasing and holding our shares.

Commerce Development

     We were incorporated as a Maryland corporation on May 13, 1998 as a wholly-owned subsidiary of The Majestic Companies, Ltd. with the name of Majestic Financial, Ltd. Our business purpose was to engage in the financing and leasing of re-locatable modular buildings for schools and businesses. On March 31, 2002, The Majestic Companies, Ltd. sold 17,500,000 shares of our common stock, representing 87.5 percent of our shares, to Alexander & Wade, Inc., a San Diego, California investment service firm controlled by Francis A. Zubrowski, our former chairman, president, and chief executive officer. On April 29, 2002, we changed our name to Commerce Development Corporation, Ltd. In August 2002, 15,000,000 shares of our common stock, representing 55.25 percent of our shares, owned by Alexander & Wade were acquired by The Mercer Group, Inc. On August 31, 2002, stockholders of record of Commerce Development underwent a one for 10 reverse split of their shares. On September 1, 2002, Andrew E. Mercer, president and chairman of The Mercer Group, Inc., entered into an employment agreement with Commerce Development to act as our president and chief executive officer in return for a total of 13,340,000 shares of our stock. In November 2002, the remaining 250,000 shares, or 12.5 percent, of our stock owned by The Majestic Companies, Ltd. was sold to Mr. Zubrowski.

     Since our formation, we have generated only minimal revenues, have had only minimal liquid assets, have incurred losses, and have had no operations. Consequently, we must be regarded as a development stage company.

     Our goal is to offer assistance to pre-initial public offering companies seeking to develop their businesses to the point where a realistic exit strategy of merger, acquisition or an initial public offering can be achieved. Business development to clients consists of managerial, advisory, professional consulting in areas such as business management, finance, high tech computer and telecommunications. Our overall objective is to become a highly focused and successful leading business consulting firm specializing in high quality small to mid-cap companies and privately-held pre-initial public offering clients that serve large unmet market demands.

Corporate Information

     Our principal executive offices are located at 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108. Our telephone number is (619) 209-6035 and fax number is (619) 209-6078. Our e-mail address is info@tmgef.com.

The Spin-Off

     U.S. Microbics, Inc., one of our stockholders, will distribute to its stockholders of record 417,969 shares of our common stock it owns, all of which will be registered in this filing. The distribution will be one share of our stock for every 125 shares of U.S. Microbics stock held on October 28, 2002. Likewise, The Mercer Group, Inc., one of our stockholders, will distribute to its stockholders of record on January 31, 2003, 2,216,300 shares of our common stock it owns of which 479,075 will be registered in this filing. The distribution will be one share of our stock for every three shares of The Mercer Group stock held on January 31, 2003. No fractional shares will be issued.

The Offering

     The following information assumes that we will sell all 4,000,000 shares of our common stock being offered by means of this prospectus, although we may terminate this offering at any time before all of the shares are sold. You should be aware that shares being sold by Commerce Development do not include any of our shares which may be sold by some of our selling stockholders.

Common stock offered for sale by
Commerce Development.......................     Up to 4,000,000 shares.

Common stock to be issued as a
dividend by U.S. Microbics, Inc.
and The Mercer Group, Inc. to
their stockholders.........................     897,044 shares.

Common stock to be outstanding
after this offering if all
4,000,000 shares are sold..................     24,815,000 shares; includes
                                                20,815,000 shares currently
                                                outstanding and 4,000,000 shares
                                                to be sold in this offering to
                                                new investors.  The 20,815,000
                                                shares include the 479,075
                                                shares to be issued as a
                                                dividend by The Mercer Group,
                                                Inc. to its stockholders, the
                                                417,969 shares t be issued as a
                                                dividend by U.S. Microbics, Inc.
                                                to its stockholders, and the
                                                1,384,250 shares to be sold by
                                                our selling stockholders.  The
                                                balance of 18,533,706 shares
                                                will remain unregistered.

Use of proceeds, if all
4,000,000 shares are sold...................    o   Approximately $275,183 for
                                                    payment of commissions and
                                                    other expenses relating to
                                                    this offering.
                                                o   Approximately $5,724,817
                                                    for payment of costs,general
                                                    and administrative expenses,
                                                    acquisition and development
                                                    costs.

Proposed OTC Bulletin Board symbol..........    "CDCX."  The shares of our
                                                common stock are not currently
                                                listed for sale on any exchange,
                                                although we do plan to have our
                                                shares quoted for sale on the
                                                OTC Bulletin Board upon the
                                                effective date of this
                                                prospectus.  However, there can
                                                be no assurance that we will be
                                                successful in having our shares
                                                quoted for sale on the OTC
                                                Bulletin Board or on any other
                                                publicly traded market.

Selling Stockholders

     This prospectus also relates to the aggregate resale of 1,384,250 shares of our common stock held by some of our current stockholders, all of which may be sold from time to time by the selling stockholders. The selling price for our selling stockholders, other than our affiliates, will initially be $1.50 per share until our shares are quoted for sale on the OTC Bulletin Board, or some other publicly traded market, and thereafter at prevailing market prices or at privately negotiated prices.

Nature of the Offering

     This offering is only a "best efforts" offering, and not a "minimum-maximum offering" or "all or none offering." Consequently, we are not required to use an escrow account. However, for administrative ease, we have chosen to use an escrow account which will provide that the proceeds of the offering will be disbursed to us in $25,000 increments. Once we decide to terminate the offering, if there are any funds remaining in the escrow account, all of the funds will be disbursed to us, even if the funds do not total $25,000. At any time before the maximum number of 4,000,000 shares have been sold to purchasers, we may terminate this offering if:

o        We determine, in our sole discretion, to terminate this offering;

o Specified actions, usually associated with extremely adverse economic and market conditions, have been taken by the principal national securities exchanges or by governmental authorities; or

o Other events have occurred or are pending or threatened which, in our judgment, materially impair the investment quality of our shares.

















                            Intentionally Left Blank

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information in this prospectus. Some of the following risks relate principally to the Spin-Off while other risks relate mainly to our business plan. Finally, other risks relate chiefly to the securities markets and ownership of our common stock. If any of the following risks and uncertainties develops into an actual event, our business, financial condition, or results of operations could be materially and adversely affected. If that happens, the trading price of our common stock could decline.

Our auditors have stated we may not be able to stay in business

     Our auditors have issued a going concern opinion, which means that there is doubt that we can continue as an ongoing business for the next 12 months. Unless we can raise additional cash, we may not be able to achieve our objectives and may have to suspend or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The value of your stock could be worthless, if we cannot raise enough money to implement our business plan

     We may not have enough money to realize our anticipated goals as outlined in this prospectus. We expect to raise enough money to satisfy our cash needs for 12 months, by means of this offering to new investors. If it turns out that we have not raised enough money, we will try to raise other funds from another public offering, a private placement, or loans. At the present time, we have not made any plans to raise further money and there is a possibility that we would be unable to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Our chief executive officer owns a significant amount of our common stock, giving him influence or control in corporate transactions and other matters, and his interests could differ from those of our other stockholders

     As of the date of this prospectus, Andrew E. Mercer, our chairman, president, and chief executive officer, directly or indirectly owns approximately 86 percent of our outstanding common stock. Following the Spin-Off, although we sell all 4,000,000 shares offered by this prospectus, Mr. Mercer will own or control approximately 63 percent of our outstanding common stock. Even if we do not sell any of the 4,000,000 shares offered by this prospectus, following the Spin-Off, Mr. Mercer will own or control approximately 75 percent of our outstanding common stock.

     Consequently, Mr. Mercer will continue to be in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. His control of Commerce Development may delay or prevent a change of control on terms favorable to the other stockholders and may negatively impact the voting and additional rights of our other stockholders. See "Principal Stockholders" and "Certain Provisions of Our Articles of Incorporation and Bylaws."

There is no guarantee that an active trading market in our shares will develop, and if developed, that a trading market will be sustained

     Although the issuance of the shares of our common stock with respect to the Spin-Off and the sale of our stock to new investors is being registered under the Securities Act of 1933, as amended, and we expect to have our shares quoted for sale on the OTC Bulletin Board, there can be no guarantee that an active trading market in our shares will develop, and if developed, that a trading market will be sustained. If a market should develop, the price may be highly volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact upon the market price of the securities to be distributed by us. Many brokerage firms may not be willing to participate in transactions in a security if a low price develops in the trading of the security. Even if a purchaser finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of our securities as collateral for any loans.

Creditors of U.S. Microbics and The Mercer Group at the time of the Spin-Off may challenge the Spin-Off

     If a court in a lawsuit by an unpaid creditor or representative of creditors of U.S. Microbics and The Mercer Group, such as a trustee in bankruptcy, were to find that among other reasons, at the time of the Spin-Off, U.S. Microbics, The Mercer Group, or Commerce Development:

o   Were insolvent;

o   Were rendered insolvent by reason of the Spin-Off;

o Were engaged in a business or transaction for which U.S. Microbics or The Mercer Group or our remaining assets constituted unreasonably small capital; or

o Intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured;

the court may be asked to void the Spin-Off (in whole or in part) as a fraudulent conveyance. The court could then require that the stockholders return some or all of the shares of our common stock, or require U.S. Microbics, The Mercer Group, or Commerce Development, as the case may be, to fund certain liabilities of the other for the benefit of creditors. The measure of insolvency for purposes of this discussion will vary depending upon the jurisdiction whose law is being applied. Generally, however, U.S. Microbics, The Mercer Group, or Commerce Development would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay the debt as it matures.

     As of the date of this prospectus, with or without the Spin-Off and assuming no shares are sold by us, neither we, U.S. Microbics, nor The Mercer Group are insolvent as discussed above.

                                  THE SPIN-OFF

Reasons for the Spin-Off

     We believe that the Spin-Off will meaningfully enhance value for the stockholders of U.S. Microbics and The Mercer Group by diversifying the risks associated with the business strategy of U.S. Microbics or The Mercer Group through adding an additional business opportunity.

Manner of Effecting the Spin-Off

     The Spin-Off will be accomplished as quickly as possible following the date of this prospectus by means of a stock dividend paid to the holders of record as of October 28, 2002 of U.S. Microbics common stock, and to the holders of record as of January 31, 2003 of The Mercer Group common stock. The Spin-Off ratio will be one share of the common stock of Commerce Development for every 125 shares of U.S. Microbics common stock held by its stockholders, and one share for every three shares of The Mercer Group common stock held by its stockholders. The Spin-Off Shares will total 417,969 shares to the stockholders of U.S. Microbics, and 2,216,300 shares to the stockholders of The Mercer Group. There will be no fractional shares issued.

     The stockholders of U.S. Microbics and The Mercer Group will not be required to pay for the Spin-Off Shares received in the Spin-Off. Additionally, stockholders of U.S. Microbics and The Mercer Group will not need to surrender or exchange their shares of common stock of U.S. Microbics or The Mercer Group in order to receive the Spin-Off Shares. All shares of our common stock received by the stockholders of U.S. Microbics and The Mercer Group in connection with the Spin-Off will be fully paid and non-assessable. The stockholders of U.S. Microbics and The Mercer Group do not have any appraisal rights in connection with the Spin-Off.

Results of the Spin-Off

     Following the effective date of this prospectus and the Spin-Off, Commerce Development will be a publicly held company. Immediately after the Spin-Off, but before the sale of any of our shares to new investors, based on the number of outstanding shares of U.S. Microbics and The Mercer Group on October 28, 2002 and January 31, 2003, respectively, we will have 20,815,000 shares of common stock outstanding, held by approximately 442 record holders. Following the Spin-Off and before the sale of any of the shares offered for sale to new investors by this prospectus, the stockholders of U.S. Microbics and The Mercer Group will hold approximately 92 percent of our shares, in the aggregate.

     The  Spin-Off  will not affect the number of  outstanding  shares of common
stock  of  U.S.   Microbics  and  The  Mercer  Group  or  any  rights  of  their stockholders.

Trading of the Spin-Off Shares

     Following the effective date of our registration statement for this prospectus and the Spin-Off, the Spin-Off Shares to be issued to the stockholders of U.S. Microbics and The Mercer Group will be freely transferable, except for shares received by persons who may be deemed our "affiliates" under the Securities Act. See "Shares Available for Future Sale."

Material Federal Income Tax Consequences

     Because we have not been engaged in an actual trade or business for a period of five years before the distribution of the Spin-Off Shares (we were only incorporated on May 13, 1998), the distribution of our shares to the stockholders of U.S. Microbics and The Mercer Group will not qualify as tax free under Section 355 of the Internal Revenue Code of 1986, as amended. We believe, based upon the advice of our tax adviser, Glast, Phillips & Murray, P.C., that the distribution will be a taxable event to U.S. Microbics and The Mercer Group and to each of their stockholders receiving any of the Spin-Off Shares. Gain, but not loss, would be recognized by U.S. Microbics and The Mercer Group under
Section 311 of the Internal Revenue Code for any excess of the fair market value of Commerce Development stock on the date of actual distribution over the tax basis to U.S. Microbics or The Mercer Group of our stock.

     As for the stockholders of U.S. Microbics and The Mercer Group who receive Spin-Off Shares, we take the view that the fair market value of the Spin-Off Shares on the date of the Spin-Off should be essentially zero, not having increased over the negligible book value of the shares as reflected in our financial statements, being approximately $0.006 per share.

     U.S. Microbics and The Mercer Group have no current or accumulated earnings, and the distribution is being made from excess capital. Each stockholder of U.S. Microbics and The Mercer Group should reduce the adjusted basis of his stock by the fair market value of the distribution to him, and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. This fair market value is assumed to be $0.001 per share, the estimated book value of Commerce Development on the dividend date. We have undertaken to advise our stockholders in 2003 should we deem the fair market value of any of the distributed Spin-Off Shares on the date of distribution to have been different than $1.50 per share or should we discover that U.S. Microbics or The Mercer Group have had earnings in 2002, which would cause the distribution, to the extent of such earnings, to be taxed as a dividend and as ordinary income.

     In summary, the following material federal income tax consequences to U.S. Microbics, The Mercer Group, and their stockholders are expected to result from the Spin-Off:

o A stockholder of U.S. Microbics and The Mercer Group will recognize taxable gain or dividend income as a result of the Spin-Off equal to no more than the book value of the Spin-Off Shares, being approximately $0.006 per share.

o A stockholder of U.S. Microbics and The Mercer Group must allocate his pre-distribution tax basis in his stock over the shares of U.S. Microbics or The Mercer Group, as the case may be, and the Spin-Off Shares according to the relative fair market value of each.

o U.S. Microbics and The Mercer Group may recognize minimal gain as a result of the Spin-Off.

     The federal income tax consequences set forth above may not be pertinent to stockholders who receive Spin-Off Shares through the exercise of employee stock options or otherwise as compensation or who are subject to special treatment under the Internal Revenue Code. All stockholders should consult their own tax advisers as to the particular tax consequences which may be relevant to them, including the applicability and effect of state, local, and foreign tax laws.

     Current Treasury regulations require each stockholder of U.S. Microbics and The Mercer Group who receives Spin-Off Shares in the Spin-Off to attach to his federal income tax return for the year in which the Spin-Off occurs, a detailed statement setting forth the data as may be fitting in order to show the applicability of Section 355 of the Internal Revenue Code to the Spin-Off.
Commerce Development, upon written request, will provide the appropriate information to each stockholder of record of U.S. Microbics as of October 28, 2002, and to each stockholder of record of The Mercer Group as of January 31, 2003.

     The holding period for the Spin-Off Shares to be received by a stockholder of U.S. Microbics or The Mercer Group in the Spin-Off should include the period during which he held the stock on which our common stock is distributed, if the stockholder holds the stock of U.S. Microbics or The Mercer Group as a capital asset on the date of the Spin-Off.

Reasons for Furnishing this Prospectus to the Stockholders of U.S. Microbics and The Mercer Group

     This prospectus is being furnished to the stockholders of U.S. Microbics and The Mercer Group solely to provide information to them, subject to the satisfaction of the Spin-Off conditions, about the receipt of the Spin-Off Shares as a result of the Spin-Off. It is not, and should not be construed as, an inducement or encouragement to buy or sell any of the securities of Commerce Development or those of U.S. Microbics or The Mercer Group. The information contained in this prospectus is believed by us to be accurate as of the date set forth on the front cover. Changes may occur after that date, but we will not update the information except in the normal course of our public disclosure practices or unless required by law.


                                 USE OF PROCEEDS

     Our offering expenses will be approximately $125,183, no matter how many shares we sell to new investors. As for our commissions, they will be 2.5 percent of the amount of our stock sold to new investors. After allowing for our offering expenses:

o If we should sell only 1,000,000 of our shares, our commission expense would be $37,500, and our net proceeds would be $1,337,317;

o If we should sell only 2,000,000 of our shares, our commission expense would be $75,000, and our net proceeds would be $2,799,817;

o If we should sell only 3,000,000 of our shares, our commission expense would be $112,500, and our net proceeds would be $4,262,317; and

o If we should sell all 4,000,000 shares offered, our commission expense would be $150,000, and our net proceeds would be $5,724,817.

                                Intentionally Left Blank

     The following table shows the projected use of net proceeds depending on various levels of sales of our stock to new investors.

                                       Amount of Net Proceeds Raised

                        25% of the    50% of the    75% of the   100% of the
                        Offering      Offering      Offering     Offering
                        -----------   -----------   -----------  -----------
Allocated Use:           $1,337,317    $2,799,817    $4,262,317   $5,724,817
-------------           -----------   -----------   -----------  -----------
Advertising and-
Publicity Expenses      $300,000      $350,000      $375,000        $400,000

Initial Legal Expenses    75,000        75,000        75,000          75,000

Audit Fees                25,000        25,000        25,000          25,000

Office Expenses           50,000        50,000       100,000         100,000

Initial Operating-
Expenses                 250,000       300,000       400,000         500,000
---------------------  -----------   ------------    ---------   -----------
Subtotal                $700,000      $800,000      $975,000      $1,100,000
                       -----------   ------------    ---------   -----------

Less Direct Project Related Costs:

Project Acquisition     $200,000      $500,000      $900,000      $1,700,000
Project Development      100,000       200,000       300,000         400,000
Project Maintenance      100,000       200,000       300,000         400,000
Outside Consulting       100,000       100,000       200,000         200,000
----------------------  -----------  ------------  ------------  -----------
Subtotal                $500,000    $1,000,000    $1,700,000      $2,700,000
                        -----------  ------------  ------------  -----------

Contingencies and
Reserves                $137,317      $999,817      $1,587,317    $1,924,817
                        -----------   -----------   -----------   -----------
Grand Total           $1,337,317    $2,799,817      $4,262,317    $5,724,817
                      ============= =============   ============  ===========

     The above projected costs are the expenditures we plan to make in connection with the implementation of our program of developing new products to fit our business model.

     Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and the salaries for five to seven employees, if needed.

     We have allocated a wide range of money for contingencies and reserves. That is because we do not know how much will ultimately be needed for these categories of expenses. Inasmuch as we are actively involved in the acquisition and development of companies which are not yet ready for initial public offerings of their securities, there are potentially many circumstances which might arise. We must be able to respond to any unexpected contingencies.

     All of our offering expenses have been paid or will be paid by The Mercer Group, one of our stockholders. If we do not raise any funds by means of this offering, we have no obligation to reimburse The Mercer Group for our offering expenses so paid. We will reimburse The Mercer Group for any of our offering expenses paid by it to the extent of our ability to do so, consistent with our operational needs. Andrew E. Mercer, our chairman, president, and chief executive officer, is a controlling person of The Mercer Group.

                         DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering to new investors was arbitrarily determined in order for us to raise up to a total of $6,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other criteria of value, and should not be considered an indication of the actual value of our securities. Among the factors considered were:

o   Our lack of profitable operating history;

o   The proceeds to be raised by this offering;

o The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders;

o   Our relative cash requirements; and

o   The price we believe a purchaser is willing to pay for our stock.

                 PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

     The offering price of our stock to new purchasers is $1.50 per share. There is no minimum number of shares that we have to sell. All money received from this offering will be placed in an escrow account with an escrow agent selected by Mariner Investment Group, and withdrawn in $25,000 increments for our immediate use. As a result, investors who purchase shares early in this offering will be more at risk than investors who purchase later in the offering, inasmuch as the later investors will have more knowledge with respect to the success of our sales efforts. Furthermore, if we decide to terminate the offering before the sale of all 4,000,000 of the shares, it may be that the proceeds raised by us up to the date of termination will not be sufficient for our projected operations. There will be no refunds under any circumstances.

     The escrow agent selected by Mariner is Sterling Bank located in Houston, Texas.

     Pursuant to a Placement Agreement between us and Mariner, subscriptions for the shares offered hereby, other than the Spin-Off Shares, will be solicited on a non-exclusive, "best efforts" basis by Mariner, a licensed broker-dealer, which is a member of the National Association of Securities Dealers, Inc. There is no firm commitment on the part of Mariner to purchase any of the shares not otherwise sold in this offering.

     As compensation for its services for the sale of the shares offered in this prospectus, Mariner will receive from us a commission equal to 2.5 percent of the cash proceeds of this offering generated from the sale of our shares to purchasers. We will pay a commission to Mariner only in those jurisdictions in which it is lawfully qualified to sell the offered shares.

     Either we or Mariner may terminate the Placement Agreement at any time.

     Although we do not currently contemplate doing so, we may enter into additional relationships with Mariner in the future which could require us to pay commissions or other compensation to Mariner. Since no consideration will be received by us as a result of the Spin-Off, there will be no compensation paid to any party with respect to the Spin-Off Shares.

     Mariner will be deemed an "underwriter" as that term is defined in the Securities Act, and any commissions payable to it may be deemed underwriting compensation. In addition, U.S. Microbics, The Mercer Group, USM Capital Group, Inc., and the selling stockholders, including any of our affiliates and any affiliates of U.S. Microbics, The Mercer Group, or the selling stockholders, may be deemed to be underwriters under the Securities Act.

     Mariner does not intend to engage in passive market making transactions on our behalf.

Indemnification

     As discussed in the Placement Agreement, we will indemnify and hold Mariner, together with all its officers, directors, employees, or agents, harmless from and against any and all damages which arise out of, or are based upon:

o Our inclusion of any untrue statement or alleged untrue statement of a material fact in this prospectus, including any application or other document filed in any state or other jurisdiction.

o        Our omission or alleged omission of a material fact.

o The taking of any actions, direct or indirect, in connection with the offering and sale of our common stock, of any of our officers or directors in violation of the Securities Act.

o The breach of any representation, warranty or covenant contained in our agreement with Mariner.

Offering period and expiration date

     The offering of the shares of our common stock will begin on the effective date of this prospectus and will terminate, if not sooner terminated, at 5:00 p.m., San Diego, California time, on ___, 2003. We may extend the offering period for an additional period expiring ___, 2003 without notice, unless the offering is completed or otherwise terminated by us.

     At any time before the maximum number of 4,000,000 shares have been sold to purchasers, we may terminate this offering if:

o        We determine, in our sole discretion, to terminate this offering;

o Specified actions, usually associated with extremely adverse economic and market conditions, have been taken by the principal national securities exchanges or by governmental authorities; or

o Other events have occurred or are pending or threatened which, in our judgment, materially impair the investment quality of our shares.

Procedures for subscribing for persons other than stockholders of U.S. Microbics receiving Spin-Off Shares

         If you decide to subscribe for any shares in this offering, you must:

o   Execute and deliver a subscription agreement;

o   Deliver a check or certified funds to us for acceptance or rejection; and

o All checks for subscriptions must be made payable to "Commerce Development Corporation, Ltd. Escrow Account."

Key terms of the escrow agreement

     Since this offering is only a "best efforts" offering, and not a "minimum-maximum offering" or "all or none offering," we are not required to use an escrow account. However, for administrative ease, we have chosen to use an escrow account which will provide that the proceeds of the offering will be disbursed to us in $25,000 increments. Once we decide to terminate the offering, if there are any funds remaining in the escrow account, all of the funds will be disbursed to us, even if the funds do not total $25,000. Under the terms of our escrow agreement with the escrow agent:

o The proceeds from the sale of our shares will be deposited into a non-interest bearing account;

o The escrowed proceeds are not subject to claims by our creditors, affiliates, associates or underwriters until the proceeds have been released to us under the terms of the escrow agreement; and

o The regulatory administrator of any state in which the offering is registered has the right to inspect and make copies of the records of the escrow agent relating to the escrowed funds in the manner described in the escrow agreement.

Right to reject subscriptions

     Subscriptions for the purchase of our shares may be rejected in whole or in part by us for any reason and need not be accepted in the order received. All subscriptions are subject to prior sale. Fully paid subscriptions for shares of our common stock shall be irrevocable by the investors during the offering period. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Sales by selling stockholders

     This prospectus also relates to the aggregate resale of 895,000 shares of our common stock held by some of our current stockholders, all of which may be sold from time to time by the selling stockholders. There is no assurance that any of current stockholders will be able to sell any of their shares. In addition, we will not receive any portion of any proceeds which may be received by our selling stockholders. The selling price for our selling stockholders will be $1.50 per share until our shares are quoted for sale on the OTC Bulletin Board, or some other publicly traded market, and thereafter at prevailing market prices or at privately negotiated prices. See "Selling Stockholders."

Plan of distribution for the Spin-Off Shares

     The Spin-Off will be accomplished as quickly as possible following the date of this prospectus by means of a stock dividend of 417,969 shares of our common stock paid to the holders of record of U.S. Microbics common stock on October 28, 2002, and 2,216,300 shares of our common stock paid to the holders of record of The Mercer Group common stock on January 31, 2003. The Spin-Off ratio will be one share of the common stock of Commerce Development for approximately every 125 shares of U.S. Microbics common stock held by its stockholders, and one share of the common stock of Commerce Development for approximately every three shares of The Mercer Group common stock held by its stockholders. There will be no fractional shares issued.

     The stockholders of U.S. Microbics and The Mercer Group will not be required to pay for the Spin-Off Shares received in the Spin-Off. Additionally, the stockholders of U.S. Microbics and The Mercer Group will not need to surrender or exchange their shares of common stock of U.S. Microbics or The Mercer Group in order to receive the Spin-Off Shares. All shares of our common stock received by the stockholders of U.S. Microbics and The Mercer Group in connection with the Spin-Off will be fully paid and non-assessable. The stockholders of U.S. Microbics and The Mercer Group do not have any appraisal rights in connection with the Spin-Off.

     The Spin-Off shares will be distributed by Mariner. Each stockholder of U.S. Microbics receiving the Spin-Off Shares will be delivered a copy of this prospectus at the time of the distribution of the Spin-Off Shares.

     For details of the distribution of the Spin-Off Shares, see "The Spin-Off."

Offering expenses

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the 6,281,294 shares being registered, including the newly issued shares being sold to new investors, the Spin-Off Shares, and the shares being sold by existing stockholders. We will pay all of the expenses. No expenses will be paid by the security holders.

         SEC Registration Fee.......................................$   1,011
         Printing and Engraving Expenses............................    3,000
         Legal Fees and Expenses....................................   50,000
         Accounting Fees and Expenses...............................   10,000
         Blue Sky Fees and Expenses.................................    5,000
         Transfer Agent Fees........................................   25,000
         Miscellaneous..............................................   31,172
                                                                     ---------
           Total.................................................... $125,183
                                                                     ========

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     As of the date of this prospectus, the shares of our common stock are not quoted for sale in any public market. We currently have 20,815,000 shares of our common stock issued and outstanding, which are held of record and beneficially owned by 32 persons.

     As for our shares which we have agreed to register for resale by means of this prospectus and our shares which may be sold subject to the provisions of Rule 144 under the Securities Act, please see "Selling Stockholders" and "Shares Available for Future Sale."

     We have not paid or declared any dividends on our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and other facts as our board of directors may then deem appropriate.

                                    DILUTION

     Prior to this offering, we have 20,815,000 shares of our common stock issued and outstanding, of which 2,281,294 are being registered by some our current stockholders in this prospectus.

     The following table reflects the possible dilution between the price paid by present stockholders and the price to be paid by subscribers to this offering:

                                   PERCENT
                                     of
                                CONSIDERATION
          Average                    at                         Total
                   ________________________________________     Consideration
          Price      25%         50%       75%       100%       and
                   ________________________________________     Number of
          Paid                  SUBSCRIPTION                    Shares Issued
          _______  _______    _______     _______   _______     _____________
Current
Share-                                                            $  322,132
holders   $0.015    18.13%     09.70%      06.68%    05.10%       20,815,000

Investors
In
This                                                              $6,000,000
Offering   $1.50    81.87%     90.30%      93.32%    94.90%        4,000,000
          _______  _______    _______     _______   _______      ____________

     The following table will show the net tangible value of the shares before and after shares are subscribed in this offering:

                         Before      25% of      50% of      75% of     100% of
                         Offering    Offering    Offering   Offering    Offering
                         _________  _________   _________   _________  _________
Net Tangible Book Value
Per Share                $0.000095  $0.068851   $0.131579   $0.189039  $0.241869

Increase in Net
Tangible Book Value for
Current Investors         N/A       $0.068756   $0.131484   $0.188944  $0.241774

Dilution Factor to New
Investors                 N/A       $1.431149   $1.368421   $1.310961  $1.258131
                         _________  _________   _________   _________  _________

     The above table indicates that our net tangible book value per share is currently $0.00095. If 25 percent of this offering were subscribed to, you would lose $1.43, or 95.33 percent of the $1.50 you paid per share. If 50 percent of this offering were subscribed to, you would lose $1.37, 91.33 percent of the $1.50 you paid per share. If 75 percent of this offering were subscribed to, you would lose $1.31, or 87.33 percent of the $1.50 you paid per share. If 100 percent of this offering were subscribed to, you would lose $1.26, or 84.00 percent of the $1.50 you paid per share.

     "Dilution" means the difference between our public offering price of $1.50 per share and our pro-forma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing the tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The above table shows the net tangible book value of our shares both before and after the completion of this offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     We were incorporated as a Maryland corporation on May 13, 1998 as a wholly-owned subsidiary of The Majestic Companies, Ltd. with the name of Majestic Financial, Ltd. Our business purpose was to engage in the financing and leasing of re-locatable modular buildings for schools and businesses. In March 2002, we caused a forward split of our one outstanding share to 20,000,000
shares    wholly-owned    by  The Majestic   Companies,  Ltd.  On

March 31, 2002, The Majestic Companies, Ltd. sold 87.5 percent of our stock, 17,500,000 shares, to Alexander & Wade, Inc., a Nevada corporation, for $10,000 cash and the assumption of $110,490.31 of debt. Alexander & Wade, Inc. is managed and directed by Francis A. Zubrowski, then chairman and chief executive officer of The Majestic Companies, Ltd. In April 2002, we changed our name to Commerce Development Corporation, Ltd. In August 2002, Alexander & Wade, Inc. sold 15,000,000 shares, or 55.25 percent, of our stock to The Mercer Group, Inc., a California corporation for $150,000.00. In August 2002, our board of directors and stockholders affected a one for 10 reverse split to stockholders of record on August 31, 2002.

     The Mercer Group, Inc. is in the field of business consulting and development of pre-initial public offering entities. Since our formation, we have generated minimal revenues, have had only minimal liquid assets, have incurred losses, and have had no operations. Consequently, we must be regarded as a development stage company.

     Plan of Operations. Our proposed plan of operations for the next 12 months is to further develop our business management and consulting services in order to improve our marketability and profitability. We have identified the following steps in order to accomplish the above:

o   Obtain timely and adequate working capital;

o Identify and acquire new and qualified clients; manage and provide for further business development needs;

o Incorporate an experienced and independent marketing effort for product introduction and acceptance; and

o   Control general and overhead costs.

     Milestones and Timelines. We expect during the first 90 days following the effective date of this prospectus that we will be active in building our client base of businesses that want and need our services. By the 91st day, we anticipate having paying clients. Income for that quarter should be approximately $50,000. By the 181st day income from paying clients should be approximately $100,000 for that quarter. For the last quarter, starting from the 271st day expectations are that we will have revenue of $150,000.

     Total projected revenue for the first 12 months will be $300,000. Depending on meeting the expectations of the milestones and timelines, after the first quarter, revenue should cover expenses. Expenses will be paid out of revenues or in the event of a shortfall in revenues, the expenses will be paid by the issuance of corporate notes. Corporate financing through corporate notes will be based on the fact that should there be no revenue for one year the notes should cover all expenses for that time. If revenue is generated and milestones are met all notes will be paid down to an extent so as not to cause any cash requirements to be met by us. Our first year's expenses for rent, telephones, salaries, legal, accounting, and consulting services are expected to be $280,000.

     Level of Funding. Our proposed operations depend upon the level of our funding from sales of shares of our stock under this offering. See "Use of Proceeds."

     Need for New Employees. If our operations continue to grow as expected, we anticipate hiring as many as three to five new employees over the next 12 to 24 months. Otherwise, we do not expect any significant change in the number of our employees.

Results of Operations

     For the twelve month period ending December 31, 2002, we incurred an operating loss of ($126,042). Our accumulated deficit since inception is ($407,398).

     Net Sales. There were no sales recognized from operations for the years ended December 31, 2002 and 2001.

     Cost of Sales. There were no cost of sales from operations for the years ended December 31, 2002 and 2001.

     General and Administrative. General and administrative expenses were $245,233 for the 12 month period ending December 31, 2002 compared to $37,439
for   the  12 month  period  ending   December 31,  2001.  The  $207,794
increase was primarily a result of legal and professional and consulting fees of which approximately $146,700 was paid for with our common stock.

     Other Expenses. Depreciation and amortization expense for the period ending December 31, 2002 was $624. The expense was a result of the acquisition of office furniture and equipment in 2002. There was no depreciation and amortization expense for the same period ending in 2001.

     Other Income. Other income increased from $40,150 for the 12 month period ending December 31, 2001, to, $119,815 for the same period ending 2002. The increase was largely a result of the recognition of $107,419 of former inter-company debt that was forgiven by The Majestic Companies, Ltd.

Liquidity and Capital Resources

     We anticipate that the funds to be raised by this offering will meet our planned objectives and business operations through January, 2004, after which we expect to establish a cash flow from further development and sale of products sufficient to meet our cash requirements to adequately sustain growth. The costs associated with these activities, as well as our general overhead expenses for that period, are anticipated to be approximately $5,724,817, as described in "Use of Proceeds" on page 7 of this prospectus. Thereafter, we hope to rely on cash flow from operations to satisfy our ongoing cash requirements.

     If we do not raise any money from this offering, we expect that we could satisfy our cash requirements for no more than three to six months.

     As discussed by our accountants in the audited financial statements attached to this prospectus, our revenue is currently insufficient to cover our costs and expenses. To the extent our revenue shortfall exceeds our expectations and depletes the proceeds of this offering more rapidly than anticipated, we will be required to raise additional capital from outside investors and/or bank or mezzanine lenders. As of the date of this prospectus, we have not entered into any discussions or negotiations to determine if future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. There is no assurance that we will be successful in raising the funds required. In the meantime, we may issue shares of our common stock from time to time in the future to acquire certain services, satisfy indebtedness and/or make acquisitions. Equity financing could result in additional dilution to our existing stockholders.

     As of December 31, 2002, we had a working capital deficit of ($3,942) compared to no deficit at December 31, 2001. As a result of our operating losses during the 12 month period ending December 31, 2002, we generated cash flow deficits of ($70,915) from operating activities.

     We met our cash requirements during the 12 months ended December 31, 2002 by cash advances made throughout the year by related parties and stockholders.

     Private Placement. We have raised the sum of $175,250 between November 21, 2002 and January 31, 2003 by means of a private placement of 350,500 shares of our common stock to 17 investors. The purchase price was $0.50 per share. Eleven of the 17 investors were existing stockholders of The Mercer Group, Inc.

     The independent auditors report on our December 31, 2002 financial statements included in this prospectus states that our recurring lossses raises substantial doubt about our ability to continue as a going concern.

Forward-Looking Statements

     The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains "forward-looking statements," including statements regarding, among other items, our business strategies, continued growth in our markets, projections, and anticipated trends in our business and the industry in which we operate. The words "believe," "expect," "anticipate," "intend," "forecast," "project," and similar expressions identify forward-looking statements.

     These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including but not limited to, the following:

o Those risks associated with economic conditions generally and the need for our products;

o Competitive and other factors affecting our operations, markets, products and services; and

o Risks relating to changes in interest rates and in the availability, cost and terms of financing; risks related to the performance of financial markets;and risks related to changes in domestic laws,regulations and taxes.

     Many of these factors are beyond our control. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will, in fact, occur. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances and other factors discussed elsewhere in this prospectus and the documents to be filed by us with the SEC.

                                    BUSINESS

Our History

     We were incorporated as a Maryland corporation on May 13, 1998 as a wholly-owned subsidiary of The Majestic Companies, Ltd. with the name of Majestic Financial, Ltd. On March 31, 2002, The Majestic Companies, Ltd. sold 17,500,000 shares, or 87.5 percent, of our stock to Alexander & Wade, Inc., a San Diego, California investment service firm controlled by Mr. Francis A. Zubrowski, our former chairman and president. On April 29, 2002, we changed our name to Commerce Development Corporation, Ltd. In August 2002, the 15,000,000 shares, or 5.25 percent, of our stock owned by Alexander & Wade was acquired by The Mercer Group, Inc., a California corporation specializing in business development. On August 31, 2002, our stockholders affected a one for ten reverse split of our common stock. On September 1, 2002, Andrew E. Mercer, chairman and president of The Mercer Group, Inc., entered into an employment agreement to act as our president and chief executive officer, in return for 13,340,000 shares of our stock. In November 2002, the remaining 250,0000 shares, or 12.5 percent of our stock owned by The Majestic Companies, Ltd. was sold to Mr. Zubrowski for $10,000, in cash.

     Since our formation, we have generated only minimal revenues, have had only minimal liquid assets, have incurred losses, and have had no operations. Consequently, we must be regarded as a development stage company.

Objectives

     Our goal is to offer assistance to pre-initial public offering companies seeking to develop their businesses to the point where a realistic exit strategy of merger, acquisition or an initial public offering can be achieved. Selected clients must possess sizeable market opportunities with the credible potential of going public or being acquired in order to expand and increase shareholder value. Business development to clients consists of managerial, advisory, professional consulting in areas such as business management, finance, high tech computer and telecommunications.

     Our overall objective is to become a highly focused and successful leading business consulting firm specializing in high quality small to mid-cap companies and privately-held pre-initial public offering clients that serve large unmet market demands. Specific milestones to achieving this objective are:

o Obtain the financing necessary to expand operations and continued building of a professional support staff.

o Build an asset base through mergers, acquisitions and direct equity investment.

o Control expenditures through financing procedures and a strict due diligence process in order for us to grow to our full potential.

o Continue recruiting top-tier team members who can assist in developing our clients to the next logical level with an initial public offering or acquisition as the desired exit strategy.

The Majestic Companies, Ltd.

     The Majestic Companies, Ltd., which has its shares quoted on the OTC Bulletin Board under the symbol "MJXC," was incorporated under the laws of the State of Nevada on December 3, 1992 under the name of Rhodes, Wolters & Associates, Inc. In May 1998, the Majestic Companies changed its name to SkyTex International, Inc., and in December 1998, merged with The Majestic Companies, Ltd., a Delaware corporation ("Majestic Delaware"). The Majestic Companies had no material operations during the period prior to this merger. Majestic Delaware had operations and formerly did business as Majestic Motor Car Company, Ltd. and, prior to that, Majestic Minerals, Ltd. Majestic Motor Car Company, Ltd. was a British Columbia corporation. In March 1998, Majestic Motor Car Company merged with and into Majestic Delaware for the purpose of reincorporating under the laws of the State of Delaware. As a part of the merger of the Majestic Companies and Majestic Delaware, the Majestic Companies' corporate name was changed to The Majestic Companies, Ltd.

     The  Majestic   Companies,   through  its  below  described   wholly  owned
subsidiaries, has conducted the following operations:

     Majestic Safe-T-Products, Ltd. This company designed and marketed transportation related safety equipment for the school bus market. The Majestic Companies sold 80.3 percent of its ownership in Majestic Safe-T-Products on June 30, 2002. On that date, Majestic Safe-T-Products issued 10,000,000 shares of its common stock to The Majestic Companies, in order to extinguish approximately $817,748 of inter-company debt owing to The Majestic Companies. Additionally, Majestic Safe-T-Products assumed approximately $163,517 in debt from The Majestic Companies owed to the following parties in the amounts indicated:

o Francis A. Zubrowski, $11,883, which was paid in exchange for 1,188,300 shares of Majestic Safe-T-Products common stock;

o Gail Bostwick, the wife of Mr. Zubrowski, $126,634, which continued as an obligation of Majestic Safe-T-Products on its financial statements;

o William Woo, $10,000, which was paid in exchange for 1,000,000 shares of Majestic Safe-T-Products common stock; and

o A2A Industries Corporation, $15,000, which was paid in exchangefor 1,500,000 shares of Majestic Safe-T-Products common stock.

    Majestic Financial, Ltd.    On March 31, 2002, The Majestic Companies sold
87.5 percent of our stock to Alexander & Wade, Inc., as discussed above. In September 2002, the 87.5 percent of our stock owned by Alexander & Wade was acquired by The Mercer Group, Inc., a California corporation specializing in business development. In November 2002, the remaining 12.5 percent of our stock owned by The Majestic Companies, Ltd. was sold to Mr. Zubrowski.

    Majestic Modular Buildings, Ltd. In December 2001, The Majestic Companies completed the sale of its wholly owned modular manufacturing subsidiary to Global Diversified Holdings, Inc. (formerly Global Foods Online, Inc.).

    North American Industrial Vehicles, Inc. The Majestic Companies is the sole stockholder of North American Industrial Vehicles, Inc., a Delaware corporation. This corporation was incorporated on November 17, 1997 and has never been active or provided operations of any kind.

    As of the date of this prospectus, The Majestic Companies does not conduct any operations and has no officers or directors other than Lyle J. Mortensen, its corporate secretary, who does not own any shares of The Majestic Companies. For the time being, the offices of The Majestic Companies are temporarily located at 1340 S. Main Street, Suite 190, Grapevine, Texas 76051. There is no one who owns five percent or more of the issued and outstanding stock of The Majestic Companies.

The Mercer Group, Inc.

     The Mercer Group is a privately held business enterprise offering professional consulting and business solutions to carefully screened clients. Revenues are generated from business development consulting fees and stock-based compensation.

Alexander & Wade, Inc.

     Alexander & Wade, Inc. is a privately held corporation controlled and managed by Francis A. Zubrowski, our former chairman and chief executive officer. Mr. Zubrowski also formerly held the same positions with The Majestic Companies, Ltd. Alexander & Wade offers business management and investment banking services.

USM Financial Solutions, Inc.

     On September 24, 2002, we entered into a capital stock exchange agreement with U.S. Microbics, Inc. and USM Capital Group, Inc. Under the terms of the agreement, U.S. Microbics, Inc. and USM Capital Group, Inc., as sellers, exchanged with us all 2,000,000 shares of the common stock owned by them in USM Financial Solutions, Inc., a Nevada corporation, incorporated on September 17, 2002, in exchange for 800,000 shares of our common stock. Our stock was delivered 320,000 shares to U.S. Microbics and 480,000 shares to USM Capital Group. On January 27, 2003, USM Capital Group sold 100,000 of our shares to U.S. Microbics. Following the exchange, USM Financial Solutions, Inc. became our wholly-owned subsidiary. Before our acquisition of USM Financial Solutions, it had no business activity. As of the date of this prospectus, we are exploring business opportunities for our new subsidiary.

     The exchange for USM Financial Solutions was intended to comply with all of the provisions of Section 351 of the Internal Revenue Code. The agreement provided that certain of the shares of our stock delivered to U.S. Microbics would be spun-off to the stockholders of U.S. Microbics pursuant to the registration statement of which this prospectus is a part. See "The Spin-Off." We had no relationship with either U.S. Microbics or USM Capital Group, prior to the stock exchange agreement.

Achieving and Maintaining Profitability

     Our achieving and maintaining profitability and positive cash flow is dependent upon:

o The generation of ongoing revenues.

o The success in curtailing our anticipated development and marketing costs.

  Dependence on Qualified Personnel

     Our success will depend on our ability to retain Andrew E. Mercer and to attract other experienced management and non-management employees, including engineers, and other technical and professional staff. Mr. Mercer, who has had considerable experience in business development and with publicly traded companies, will be a key player in on ongoing plans. See "Management." The loss of the services of one or more of our key employees could have a significant adverse result on our business. We do not currently have key man insurance.

     Our future success also depends on our ability to attract and retain other experienced management and non-management employees, including salesmen, technical and professional staff. Competition for persons with the requisite qualifications is intense, and we cannot warrant that we will be able to attract or retain a sufficient number of highly qualified employees in the future. Failure to hire and retain personnel in key positions could materially and unfavorably impinge on our business, financial condition, and results of operations.

Shares of our Common Stock are "Penny Stocks"

     At all times when the current market price per share of our common stock is less than $5.00, our shares of common stock will be considered "penny stocks" as defined in the Securities Exchange Act of 1934, as amended. Since our shares are being offered at $1.50 per share, our shares are classified as "penny stocks." As a result, an investor may find it more difficult to dispose of or obtain
accurate   quotations  as  to  the  price  of the  shares  of  our
common stock being issued under this prospectus. In addition, the penny stock rules adopted by the Securities and Exchange Commission under the Exchange Act would subject the sale of shares of our common stock to regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in penny stocks.

     Furthermore, if the person purchasing penny stocks is someone other than an accredited investor, as defined in the Securities Act, or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC's rules may limit the number of potential purchasers of shares of our common stock. Moreover, various state securities laws impose restrictions on transferring penny stocks, and, as a result, investors in our common stock may have their ability to sell their shares impaired.

We have Conflicts of Interest

     Andrew E. Mercer, our chairman, president, and chief executive officer, is, or may become an officer, director, controlling stockholder and/or partner of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, effort, and corporate opportunity involved in participation with other business entities. Mr. Mercer expects to devote 75 percent of his time to our business. It is not anticipated that any other business interests will be ones that are, or will be, in competition with us. See "Management" and "Certain Transactions."

Federal Tax Consequences of the Spin-Off to U.S. Microbics and The Mercer Group and their Stockholders

     None of U.S. Microbics, The Mercer Group, or Commerce Development has requested a ruling from the Internal Revenue Service relating to the tax consequences of the Spin-Off. We believe that the Spin-Off will be taxable to U.S. Microbics, The Mercer Group, and to their stockholders. If it is determined that the Spin-Off is taxable, then:

o U.S. Microbics and The Mercer Group would recognize a gain equal to the excess of the fair market value of our common stock distributed to their stockholders over their basis in our common stock; and

o Each United States holder of the common stock of U.S. Microbics and The Mercer Group would be generally treated as if the stockholder had received a taxable dividend, to the extent of earnings and profits, in an amount equal to the fair market value of our common stock received.

The Combined Post-Spin-Off Value Of U.S. Microbics and The Mercer Group and the Spin-Off Shares May Not Equal or Exceed the Pre-Spin-Off Value of the Shares of U.S. Microbics and The Mercer Group

     We cannot assure the stockholders of U.S. Microbics and The Mercer Group that the combined trading prices of the common stock of U.S. Microbics and The Mercer Group and the common stock of Commerce Development after the Spin-Off will be equal to or greater than the quotations or any trading price of the common stock of U.S. Microbics and The Mercer Group prior to the Spin-Off.

Our Articles of Incorporation and Bylaws and Applicable Maryland Law Contain Provisions that could Discourage an Acquisition or Change of Control of Commerce Development

     Our articles of incorporation authorize our board of directors to issue preferred stock and common stock without stockholder approval. If our board of directors elects to issue additional shares of our stock, it could be more difficult for a third party to acquire control of Commerce Development. Similarly, provisions of Maryland corporate law, our articles of incorporation and bylaws may delay, or prevent a tender offer or takeover attempt that a stockholder might consider to be in his best interest, including attempts that might result in a premium over the market price for our common stock. These provisions include a denial of cumulative voting rights and restrictions on the ability of our stockholders to call special meetings.

Marketing

     Our initial success in obtaining clients indicates that market share potential can be significant. In order to position its products and services as the best value, we will operate under a premium pricing structure. Professional services and practical results corresponding with our clients' needs and our goals are expected to add credibility through a satisfied customer base.

     We plan to develop a network within the financial industry from which we hope to derive the significant majority of our referrals. In addition to this ongoing networking strategy, we intend to create recognition by visiting underwriters, attorneys, accounting firms, and by providing presentations about our services. Furthermore, certain members of our management team will attend venture capital seminars to further market our services.

Competition

     We will face competition from local consultants, large accounting firms, business plan writers, and consultants. These competitors do not typically have the expertise and the overall understanding of what is required by the investment community. Furthermore, these competitors lack advisory boards and operate as sole proprietors. Contracts are expected to be awarded to us, based upon our ability to provide the highest level of professional services, make direct equity investments, and expert management team and support alliances.

Employees

     As of December 31 2002, we had one employee, Andrew E. Mercer, pursuant to an employment agreement dated September 1, 2002. Our daily operations are managed by consultants from Alexander & Wade, Inc., as well as from The Mercer Group, Inc. If our operations continue to grow as expected, we anticipate hiring as many as five to seven new employees over the next 12 to 24 months.

Facilities

     We lease approximately 150 square feet of office space in San Diego, California for an annual rental of approximately $7,660. The lease expires in June 2003. We believe that our facilities are adequate for our current and anticipated operations.

Litigation

     As of the date of this prospectus, we are not involved in any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth information concerning the directors and executive officers of Commerce Development as of the date of this prospectus:

       Name           Age         Position                  Director Since
-------------------   ---  ------------------------         --------------
Andrew E. Mercer      55   Chairman, President, and
                           Chief Executive Officer          September 2002

Hector Medina         28   Chief Financial Officer,
                           Chief Accounting Officer,
                           Secretary and Treasurer          September 2002

Frederick A. Manger   52   Director                         February  2003

Martin Capdevilla     57   Director                         February  2003

     Our executive officers are elected annually by our board of directors. There are no family relationships among our directors and executive officers. See "Certain Provisions of Our Articles of Incorporation and Bylaws" for the manner of election and term of office of our directors.

     We may employ additional management personnel as our board or directors deems necessary. Commerce Development has not identified or reached an agreement or understanding with any other individuals to serve in management positions. We do not anticipate any difficulty in employing qualified staff.

     A description of the business experience during the past several years for each of the directors and executive officers of Commerce Development is set forth below.

     Andrew E. Mercer has served as chairman, chief executive officer and president of The Mercer Group, Inc. since 1997. The Mercer Group is a privately held corporation offering business management and consulting services to companies which have not filed registration statements covering the initial public offerings of their securities. The Mercer Group specializes in offering consulting for corporate structuring, business plan development, corporate document preparation, mergers and acquisitions, and, direct equity investment and other financial services.

     Hector Medina, in addition to his duties with Commerce Development Corporation, Mr. Medina also serves as vice-president of business development for The Mercer Group; a position he has occupied since July 2001. Prior to serving in his current capacities with Commerce Development and The Mercer Group, Mr. Medina helped coordinate the investor relations functions of, The IR Solution, Inc., a San Diego, California based company.

     Frederick A. Manger has served as a private investor and financial consultant since July 1998. Consulting projects have included analysis and facilitation of debt repurchases transactions for a foreign company, and advising the developer and manufacturer of a patent pending, energy efficient commercial lighting fixture on financial and marketing matters. In September 2000, Mr. Manger participated in the founding of a multi-media company, Paradox Entertainment, Inc., for the promotion of high quality concerts and pay per view events.

     Martin J, Capdevilla has over 20 years of corporate experience in consumer product advertising and marketing with Pfizer and General Foods;
both publicly traded companies, including nine years in Mexico managing sakes and marketing operations. In 1986 Mr. Capdevilla started his own distribution company in Tijuana, Mexico, to represent various consumer product companies in Mexico (e.g., General Foods, Gerber, Ralston Purina, Hunt-Wesson, Marchuran Soups, Inc., etc). Currently, Mr. Capdevilla serves as president of Frontier Trading, Inc., (San Diego), and, Distribuadora MJC, S.A. de C.V.(Tijuana).

Committees of the Board of Directors

     Compensation Committee. Our board of directors has created a compensation committee. However , no members to the committee have been appointed and the committee has not been formally organized. The compensation committee will make recommendations to the board of directors concerning salaries and compensation for our executive officers and employees.

      Audit Committee. Our board of directors has created an audit committee which is directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by us (including resolution of disagreements between our management and the auditor regarding financial disclosure) for the purpose of preparing or issuing an audit report or related work. The audit committee will also review and evaluate our internal control functions. The members of the audit committee are Messrs. Manger and Capdevilla. Mr. Manger is the chairman of the audit committee.

      Copies of   the  charters  for the  compensation  committee and  the audit committee are attached as exhibits to the registration statement to which this prospectus relates.

Executive Compensation

      The  following  table  sets  forth  information  regarding  annual   and
long-term compensation with respect to the fiscal years ended December 31, 2002, 2001 and 2000 for services in all capacities rendered to us by Francis A. Zubrowski, our former chief executive officer, and Andrew E. Mercer, our current chief executive officer. There was no other person serving as an executive officer of Commerce Development at December 31, 2002, whose total annual salary and bonus exceeded $100,000.

                             Summary Compensation Table

                                               Annual             Long-Term
Name                                        Compensation        Compensation
and                                      ___________________  __________________
Principal Position        Year   Salary   Bonus ($) Options#  Bonus ($) Options#
                          ____   ______  ___________________  __________________
Francis A. Zubrowski,
Chief Executive Officer   2000    -0-          -0-                  -0-

Francis A. Zubrowski,
Chief Executive Officer   2001    -0-          -0-                  -0-

Andrew E. Mercer,
Chief Executive Officer   2002   $80,040       -0-                  -0-
-------------
(1) Mr. Mercer has received 13,340,000 shares of our common stock valued at $0.006 per share in payment of his salary.See "Management-Employment Contracts."


     As of the date of this prospectus, none of our executive officers receive any perquisites which exceed in value the lesser of $50,000 or 10 percent of such officer's salary and bonus, although they may receive some perquisites in the future.

Compensation of Directors

     We do not compensate any of our directors for serving in such capacity, although we may do so in the future.

Stock Options and Warrants

     As of the date of this prospectus, we have not issued any options or warrants to purchase shares of our common stock.

Employment Contracts

     On September 1, 2002, we entered into a 16-month employment contract with our president and chief executive officer, and director, Andrew E. Mercer, for the period beginning September 1, 2002, and ending December 31, 2003. The contract provides for a salary of $80,040 during its term, which was paid in advance in the form of 13,340,000 shares of our common stock, valued at $0.006 per share. Mr. Mercer has agreed to a confidentiality agreement and a covenant not to compete for 16 months following the termination of the agreement.

                              CERTAIN TRANSACTIONS

Transactions with Officers, Directors and Security Holders

     On March 31, 2002, The Majestic Companies, Ltd., for a purchase price of $120,490.31, consisting of $10,000, in cash, and the forgiveness of indebtedness owed by us to Francis A. Zubrowski totaling $110,490.31, sold 17,500,000 shares, or 87.5 percent, of our stock to Alexander & Wade, Inc., a firm controlled by Mr. Zubrowski, our former chairman, president, and chief executive officer.
Mr. Zubrowski owns or controls 1,360,000 shares of our common stock.

     In September 2002, the 15,000,000 shares, or 55.25 percent, of our stock owned by Alexander & Wade was acquired by The Mercer Group, Inc., for a purchase price of $150,000. The purchase price was paid $20,000 on September 16, 2002, $30,000 on October 15, 2002, with the balance of $100,000 to be payable in equal monthly installments of $10,000 each, beginning on March 15, 2003, and continuing on the first day of each month thereafter, until the sum of $100,000 has been paid in full.

     On September 1, 2002, we entered into a client service agreement with The Mercer Group, Inc. Under the terms of the agreement, The Mercer Group provided us with:

o   Financial strategies for mergers, spin-offs, and other related activities;

o Business development consulting for private companies seeking additional capital and pre-initial public offering strategic business planning; and

o   Consulting for management on running a public company.

     Pursuant to the service agreement, we paid The Mercer Group, as compensation, 3,160,000 shares of our common stock, valued at $0.006 per share. The Mercer Group is controlled by Andrew E. Mercer, our current chairman, president and chief executive officer. Mr. Mercer owns or controls 18,000,000 shares of our common stock.

     In November 2002, the remaining 250,000 shares, or 12.5 percent, of our stock owned by The Majestic Companies, Ltd. was sold to Mr. Zubrowski for $10,000, in cash.

     On September 24, 2002, we entered into a capital stock exchange agreement with U.S. Microbics, Inc. and USM Capital Group, Inc. Under the terms of the agreement, U.S. Microbics, Inc. and USM Capital Group, Inc., as sellers, exchanged with us all 2,000,000 shares of the common stock owned by them in USM Financial Solutions, Inc., a Nevada corporation, incorporated on September 17, 2002, in exchange for 800,000 shares of our common stock. Our stock was delivered 320,000 shares to U.S. Microbics and 480,000 shares to USM Capital Group. On January 27, 2003, USM Capital Group sold 100,000 of our shares to U.S. Microbics. Following the exchange, USM Financial Solutions, Inc. became our wholly-owned subsidiary.

     On September 1, 2002, we entered into a 16-month employment contract with our president and chief executive officer, and director, Andrew E. Mercer, for the period beginning September1, 2002, and ending December 31, 2003. The contract provides for a salary of $80,040 during its term, which was paid in advance in the form of 13,340,000 shares of our common stock, valued at $0.006 per share. Mr. Mercer has agreed to a confidentiality agreement and a covenant not to compete for 16 months following the termination of the agreement.

     On September 1, 2002, we entered into a client service agreement with USM Capital Group, Inc. Under the terms of the agreement, USM Capital Group provided us with:

o   Financial strategies for mergers, spin-offs, and other related activities;

o Business development consulting for private companies seeking additional capital and pre-initial public offering strategic business planning; and

o   Consulting for management on running a public company.

     Pursuant  to  the  service  agreement,   we  paid  USM  Capital  Group,  as
compensation, 200,000 shares of our common stock, valued at $0.006 per share.

Transactions with Promoters

     The promoters of Commerce  Development are Alexander & Wade, Inc.,  Francis
A. Zubrowski, U.S. Microbics, Inc., USM Capital Group, Inc., The Mercer Group, Inc., and Andrew E. Mercer. All of the promoters, with the exception of Mr. Mercer, have received shares of our stock as set forth below. Mr. Mercer only received a beneficial interest in our shares due to his ownership interest in The Mercer Group. See "Business."

                              Number of    Consideration Received
                              Shares       by
      Name                    Received     Commerce Development
_________________________  __________      _____________________________________
Alexander & Wade, Inc.        850,000      Advice and proceeds for sale of stock
Francis A. Zubrowski          510,000      Advice and proceeds for sale of stock
U.S. Microbics, Inc.          420,000      Share exchange and purchase of stock
USM Capital Group, Inc.       580,000      Share exchange and services
The Mercer Group, Inc       3,160,000      Advice and purchase of stock
Andrew E. Mercer           13,340,000      Employment services
                           ----------
  Total                    18,860,000
                           ==========

________________________________________________________________________________

     Further, Mr. Mercer, in the future, may be entitled to receive compensation as an officer and director of Commerce Development, including stock options, as set out in "Management." As of the date of this prospectus, other than the stock ownership, none of Alexander & Wade, Inc., Francis A. Zubrowski, U.S. Microbics, Inc., USM Capital Group, Inc., The Mercer Group, Inc., and Andrew E. Mercer is entitled to receive any other consideration from us.

     Moreover, other than the cash consideration for our stock and the exchange of our shares in the acquisition of USM Financial Solutions, Inc., we have not received, and we do not expect to receive, any assets from any of the promoters. See "Business."

Transactions with Interested Directors and Officers

     Our articles of incorporation and bylaws provide that a director or officer may enter into contracts or arrangements or have dealings with us, and shall not be disqualified as a director or officer thereby, nor shall he or she be liable to account to us for any profit arising out of any such contracts, arrangements or dealings to which he or she is a party in which he or she is interested by reason by his or her being at the same time a director or officer of Commerce Development, nor shall any such contract or transaction be void or voidable solely for this reason, or solely because such director or officer is present at or participates in the meeting of our board of directors, or a committee thereof, which authorizes any such contract or transaction, or solely because his or her vote is counted for such purpose, provided that:

o The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or the committee, and the board or committee, as the case may be, in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

o The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

o The contract or transaction is fair as to Commerce Development as of the time it is authorized, approved or ratified, by our board of directors, a committee thereof, or our stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of all shares of our common stock as of the date of this prospectus, by:

o Each person who beneficially owns more than five percent of the outstanding shares of our common stock;

o   Each director of Commerce Development;

o   Each named executive officer; and

o   All directors and officers as a group.

                                                         Shares Beneficially
                                                              Owned (2)
Name and Address of Beneficial Owner (1)                Number        Percent
----------------------------------------                ----------    -------
Andrew E. Mercer (3)                                    13,340,000    64.09
The Mercer Group, Inc.(3)                                4,660,000    22.38
U.S. Microbics, Inc. (4)                                   420,000     2.02
USM Capital Group, Inc. (5)                                580,000     2.79
Alexander & Wade, Inc. (6)                                 850,000     4.08
Hector Medina (9)                                            -0-       0.00
Frederick A. Manger                                          -0-       0.00
Martin J. Capdevilla (10)                                    -0-       0.00
Robert C. Brehm (7)                                          -0-       0.00
Mery C. Robinson (8)                                         -0-       0.00
  All directors and officers as a group (four persons)  18,000,000    95.36

(1) Unless otherwise indicated, the address for each of these stockholders is Care Of Commerce Development Corporation, Ltd.,8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of our common stock beneficially owned.
(2)  Beneficial ownership is determined in accordance with the rules of the SEC.
(3) The shares owned by Mr. Mercer include 13,340,000 shares owned by him directly, and 4,660,000 shares owned by The Mercer Group, Inc., a company controlled by Mr. Mercer.
(4) U.S. Microbics, Inc. is a publicly held corporation whose shares are quoted on the OTC Bulletin Board, and in accordance with the Exchange Act,it files periodic reports, proxy statements and other information with the SEC. The address for U.S. Microbics is 5922 B Farnsworth Court, Carlsbad, California 92008. See "Business - Our History."
(5)  USM Capital Group, Inc. is a majority-owned subsidiary of U.S. Microbics,
     Inc.
(6) The address for Alexander&Wade, Inc. is 8880 Rio San Diego Drive,8th Floor, San Diego, California 92108.
(7) Mr. Brehm owns a controlling interest in U.S. Microbics, Inc., and by extension, a controlling interest in USM Capital Group, Inc. The address for Mr. Brehm is Care Of U.S. Microbics, Inc., 5922-B Farnsworth Court, Carlsbad, California 92008. Mr. Brehm will be receiving 38,389 shares of our common stock as a result of spin-off dividend shares by U.S. Microbics, Inc. to its stockholders.
(8) Ms. Robinson owns a controlling interest in U.S. Microbics, Inc., and by extension, a controlling interest in USM Capital Group, Inc. The address for Ms. Robinson is Care Of U.S. Microbics, Inc., 5922-B Farnsworth Court, Carlsbad, California 92008. Ms. Robinson will be receiving 44,808 shares of our common stock as a result of spin-off dividend shares by U.S. Microbics, Inc. to its stockholders.
(9) Mr. Medina will be receiving 50,000 shares of our common stock as a result of spin-off dividend shares by The Mercer Group, Inc. to its stockholders.
(10) Mr. Capdevilla does not own any shares of our common stock.


Alexander & Wade, Inc.

     As indicated above, Alexander & Wade owns 4.08 percent of our stock. In addition, Francis A. Zubrowski, a controlling stockholder of Alexander & Wade, owns 510,000 of our shares. Therefore, effectively Alexander & Wade and its affiliate own 6.53 percent of our stock. The following table presents information regarding the beneficial ownership of all shares of the common stock of Alexander & Wade as of the date of this prospectus, by:

o Each person who beneficially owns more than five percent of the outstanding shares of the common stock of Alexander & Wade;

o   Each director of Alexander & Wade;

o   Each named executive officer; and

o   All directors and officers as a group.

                                                            Shares Beneficially
                                                                Owned (2)
Name and Address of Beneficial Owner (1)                     Number     Percent
----------------------------------------                   ---------    -------
Francis A. Zubrowski                                       7,120,000    68.93
Lawrence W. Holland                                          250,000     2.42
James R. Deveney II                                          250,000     2.42
  All directors and officers as a group (three persons)    7,620,000    73.77

(1) Unless otherwise indicated, the address for each of these stockholders is Care Of Alexander & Wade, Inc., 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108. Each person named in the table above has the sole voting and investment power with respect to his shares of the common stock of Alexander & Wade, Inc. beneficially owned.
(2)  Beneficial ownership is determined in accordance with the rules of the SEC.


         The executive officers and directors of Alexander & Wade are:

o   Francis A. Zubrowski, chairman of the board, secretary, and treasurer;

o   Lawrence W. Holland, president and a director; and

o   James R. Deveney II, a director.

     During the last five years, Alexander & Wade has not been convicted in a criminal proceeding, or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Alexander & Wade acquired our stock in payment for consulting services rendered.

U.S. Microbics, Inc.

     As indicated above, U.S. Microbics owns 2.02 percent of our stock. In addition, Robert C. Brehm, Mery C. Robinson, and USM Capital Group, Inc., affiliates or an entity controlled by U.S. Microbics, own 580,000 of our shares. Therefore, effectively U.S. Microbics and its affiliates own 4.81 percent of our stock. The following table presents information regarding the beneficial ownership of all shares of the common stock of U.S. Microbics as of the date of this prospectus, by:

o Each person who beneficially owns more than five percent of the outstanding shares of the common stock of U.S. Microbics;

o   Each director of U.S. Microbics;

o   Each named executive officer; and

o   All directors and officers as a group.

                                                             Shares Beneficially
                                                                 Owned (2)
Name and Address of Beneficial Owner (1)                     Number     Percent
----------------------------------------                   ---------    -------
Robert C. Brehm (3)                                        6,793,436     10.79
Mery C. Robinson (4)                                       6,534,467     10.39
Roger K. Knight (5)                                          702,779      1.12
Conrad Nagel (6)                                             447,833      0.71
Robert Key (7)                                               121,230      0.19
Mark Holmstedt (8)                                           460,000      0.73
  All directors and officers as a group (six persons)     15,059,745     23.93


(1) Unless otherwise indicated, the address for each of these stockholders is c/o U.S. Microbics, Inc., 5922-B Farnsworth Court, Carlsbad, California 92008. Each person named in the table above has the sole voting and investment power with respect to his shares of the common stock of U.S. Microbics, Inc. beneficially owned.
(2)  Beneficial ownership is determined in accordance with the rules of the SEC.
(3) Includes (a) 659,290 shares of common stock owned by Robert C. Brehm Consulting, Inc., of which Robert C. Brehm is the president; and (b) 316,667 shares of common stock issuable under stock options and warrants exercisable within 60 days of January 6, 2003.
(4) Includes 250,000 shares issuable of common stock under stock options exercisable within 60 days of January 6, 2003.
(5) Includes (a) 665 shares of Series B Preferred Stock convertible into 3,325 shares of common stock, (b) 1,250 shares of common stock owned by First Venture Group Inc., an affiliated company of Roger K. Knight, and (c) 100,000 shares of common stock issuable under stock options exercisable within 60 days of January 6, 2003.
(6) Includes 600 shares of common stock in the name of Kathrina B. Nagel, the wife of Conrad Nagel.
(7) Includes (a) 565 shares of Series C Preferred Stock owned by Common Media Services Inc., an affiliate of Robert Key, convertible into 56,500 shares of common stock, and (b) 64,730 shares of common stock owned by Common Media Services, Inc., an affiliate of Robert Key.
(8) Includes 100 shares of Series C Preferred Stock convertible into 10,000 shares of common stock.


         The executive officers and directors of U.S. Microbics are:

o Robert C. Brehm, chairman of the board, president, and chief executive officer;

o   Mery C. Robinson, chief operating officer, secretary, and director;

o   Roger K. Knight, vice president and director;

o   Conrad Nagel, chief financial officer;

o   Robert Key, director; and

o   Mark Holmstedt, director.

     During the last five years, U.S. Microbics has not been convicted in a criminal proceeding, or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         U.S. Microbics acquired our stock as an investment.

USM Capital Group, Inc.

     As indicated above, USM Capital Group owns 2.79 percent of our stock. In addition, Robert C. Brehm, Mery C. Robinson, and USM Capital Group, Inc., affiliates or an entity controlled by U.S. Microbics, own 420,000 of our shares. Therefore, effectively USM Capital Group, and its controlling stockholder and affiliates own 4.81 percent of our stock. The following table presents information regarding the beneficial ownership of all shares of the common stock of USM Capital Group as of the date of this prospectus, by:

o Each person who beneficially owns more than five percent of the outstanding shares of the common stock of USM Capital Group;

o   Each director of USM Capital Group;

o   Each named executive officer; and

o   All directors and officers as a group.

                                                           Shares Beneficially
                                                                 Owned (2)
Name and Address of Beneficial Owner (1)                    Number      Percent
----------------------------------------                  ---------     -------
Robert C. Brehm                                           1,000,000      10.58
Conrad Nagel                                                750,000       7.94
Roger K. Knight                                             125,000       1.32
U.S. Microbics, Inc.                                      6,000,000      63.49
  All directors and officers as a group (three persons)   1,875,000      19.84

(1) Unless otherwise indicated, the address for each of these stockholders is Care Of USM Capital Group, Inc., 5922-B Farnsworth Court, Carlsbad, California 92008. Each person named in the table above has the sole voting and investment power with respect to his shares of the common stock of USM Capital Group, Inc. beneficially owned.
(2)  Beneficial ownership is determined in accordance with the rules of the SEC.


     The executive officers and directors of USM Capital Group are:

o   Conrad Nagel, chairman of the board and president;

o   Robert C. Brehm, secretary, treasurer, and a director; and

o   Roger K. Knight, a director.

     During the last five years, USM Capital Group has not been convicted in a criminal proceeding, or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     USM Capital Group acquired our stock as an investment.


The Mercer Group, Inc.

     As indicated above, The Mercer Group owns 22.38 percent of our stock. In addition, Andrew E. Mercer, a controlling stockholder of The Mercer Group, owns 13,340,000 of our shares. Therefore, effectively The Mercer Group and its affiliate own 86.47 percent of our stock. The following table presents information regarding the beneficial ownership of all shares of the common stock of The Mercer Group as of the date of this prospectus, by:

o Each person who beneficially owns more than five percent of the outstanding shares of the common stock of The Mercer Group;

o   Each director of The Mercer Group;

o   Each named executive officer; and

o   All directors and officers as a group.

                                                          Shares Beneficially
                                                                Owned (2)
Name and Address of Beneficial Owner (1)                   Number     Percent
----------------------------------------                 ---------    --------
Andrew E. Mercer                                         8,000,000      54.69
Hector Medina                                              150,000       1.03
Eric Dematteis                                             750,000       5.12
Martin J. Capdevilla                                          -0-         -0-
Stephen Herold                                           1,000,000       6.83
  All directors and officers as a group (three persons)  9,900,000      67.67
----------
(1) Unless otherwise indicated, the address for each of these stockholders is Care Of The Mercer Group, Inc., 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108. Each person named in the table above has the sole voting and investment power with respect to his shares of the common stock of The Mercer Group, Inc. beneficially owned.
(2)  Beneficial ownership is determined in accordance with the rules of the SEC.


     The executive officers and directors of The Mercer Group are:

o   Andrew E. Mercer, chairman of the board and chief executive officer;

o   Hector Medina, vice president of business development;

o   Mqrtin J. Capdevilla, a director;

o   Stephen Herold, a director; and,

o   Eric Dematteis,  controller and treasurer.

     During the last five years, The Mercer Group has not been convicted in a criminal proceeding, or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     The Mercer Group acquired our stock as an investment.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 300,000,000 shares of capital stock, par value $0.001 per share. The following summary of the material matters relating to our common stock and preferred stock is qualified in its entirety by reference to our articles of incorporation and bylaws, which are attached as exhibits to the registration statement of which this prospectus is a part.

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding series of our preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. In the event of the liquidation, dissolution, or winding up of Commerce Development, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our stockholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

     Our board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in
one or more   series   and   to fix the  number of shares,  designations,
preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on such rights. The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock. Likewise, any such issuance may have the effect of delaying, deferring or preventing a change in control of Commerce Development. As of the date of this prospectus, our board has not authorized the issuance of any preferred stock.

Transfer Agent and Registrar

     The transfer  agent for our common stock is Public  Ease,  Inc.,  3663 East
Sunset Road, Suite 104, Las Vegas, Nevada 89120, telephone (702) 212-8797, facsimile (702) 796-5650.

         CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

General

     A number of provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Some of these provisions, as well as the ability of our board of directors to issue shares of our preferred stock and to set the voting rights, preferences, and other terms of our preferred stock, may be deemed to have an anti-takeover effect and discourage takeover attempts not first approved by our board of directors, including takeover attempts which some stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited.

     Other provisions of our articles of incorporation and bylaws, together with the ability of our board of directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control of our board of directors by our stockholders, even if the removal or assumption would be beneficial to our stockholders. Those provisions could discourage a merger, tender offer, or proxy contest, even if such action could be favorable to the interests of our stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect the interests of Commerce Development and all of our stockholders.

Board of Directors

     The business and affairs of Commerce Development are managed under the direction of our board of directors, which currently consists of four members. The number of members on our board of directors is fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting our board of directors. Our board of directors may not have less than one member or more than 15 members.

     Except as otherwise provided by statute or by our bylaws, any vacancy in our board of directors caused by death, resignation, disqualification or any other cause other than removal by stockholders may be filled either by a majority vote of the remaining directors, though less than a quorum, or by our stockholders entitled to vote, by class or otherwise, thereon at the next annual meeting or at any special meeting called for the purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual meeting or at a special meeting of the stockholders entitled to vote thereon, by class or otherwise.

Meetings of Stockholders

     Our bylaws provide that a special meeting of our stockholders may only be called by:

o   Our president;

o The holders of a majority of the outstanding shares of our capital stock entitled to vote at the proposed special meeting; or

o   Our board of directors pursuant to a duly adopted resolution.

     Special stockholder meetings may not be called by any other person or in any other manner. Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting. Our articles of incorporation permit our stockholders to take an action by written consent on a matter, if a consent in writing is signed by the holders of all of the outstanding stock entitled to vote thereon.

     The next annual meeting of our stockholders will be held in 2003, on a date and at a place and time designated by our board of directors.

Limitation of Liability

     Our bylaws provide that any director or officer shall not be personally liable to Commerce Development or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer, unless:

o For any breach of the director's duty of loyalty to Commerce Development or our stockholders;

o For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o Under Section 2-312 of the Maryland General Corporation Law for the payment of an improper distribution by Commerce Development; and

o For any transaction from which the director derived an improper personal benefit.

     Indemnification. Our articles of incorporation provide that each person who at any time is or shall have been a director or officer of the Commerce Development, and who is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer or served at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified (and, to the extent required by statute, shall be indemnified) by us against, the expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding to the fullest extent provided under Section 2-418 of the Maryland General Corporation Law, as the same shall be amended or supplemented from time to time, or any successor statute.

     Expenses (including attorneys' fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may, in accordance with the provisions of Section 2-418 of the Maryland General Corporation Law, be advanced by us prior to a final disposition in such matter. The foregoing right of advancement of expenses and indemnification shall in no way be exclusive of any rights of advancement of expenses or indemnification, or any other rights, to which such director, officer, employee or agent may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 2-418 of the Maryland General Corporation Law further provides that we not indemnify any person made a party to any proceeding by reason of service in that capacity if it is established that:

o The act or omission was material to the matter giving rise to the proceeding; and

o   Was committed in bad faith; or

o   Was the result of active and deliberate dishonesty; or

o The person actually received an improper personal benefit in money,property, or services; or

o In the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

     However, if the proceeding was one by or in the right of Commerce Development, indemnification may not be made in respect of any proceeding in which the person shall have been adjudged to be liable to us.

     Our bylaws contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Commerce Development under the indemnification provisions, or otherwise,
Commerce Development is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Bylaws

     Pursuant to our articles of incorporation, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of our capital stock then outstanding and entitled to vote, voting together as a single class.

                              SELLING STOCKHOLDERS

     We currently have 32 stockholders. This prospectus also relates to the aggregate resale of 1,384,250 shares of our common stock by 31 of our current stockholders, all of which may be sold from time to time by the selling stockholders. Commerce Development will not receive any proceeds from the resale of any of our common stock by the selling stockholders. None of our selling stockholders is a registered broker-dealer or an affiliate of a broker-dealer.

     The following table sets forth certain information with respect to the resale of our common stock by the selling stockholders.



                                     Sales by the Selling Stockholders

                                 Shares                       Shares
                             Beneficially  Percent            Beneficial Percent
                                 Owned     Before    Amount   Owned      After
Stockholder                   Before Sale  Sale (1)  Offered  After Sale Sale(1)
-----------                   -----------  --------  -------  ---------- -------
Alexander &Wade, Inc. (2)       850,000    4.08      212,500  637,500      3.06
Francis A. Zubrowski (3)        510,000    2.45      127,500  382,500      1.84
A2A Industries Corporation (4)  100,000     *         25,000   75,000       *
Lisar, Inc. (5)                  50,000     *         12,500   37,500       *
Ultra International, Inc. (6)    50,000     *         12,500   37,500       *
Advanced Century Corporation (7) 50,000     *         12,500   37,500       *
Capri International, Inc. (8)    50,000     *         12,500   37,500       *
A. G. Spencer Corporation (9)    25,000     *          6,250   18,750       *
USM Capital Group, Inc. (10)    580,000    2.79      580,000     -          -
Lawrence Holland (11)            35,000     *          8,750   26,250       *
James R. Deveney II (12)         35,000     *          8,750   26,250       *
Norman T. Reynolds (13)          25,000     *          6,250   18,750       *
Lolita Gatchalian (14)           25,000     *          6,250   18,750       *
Connie White-Castellanos (15)    10,000     *          2,500    7,500       *
Kurt Baum                       100,000     *        100,000     -          -
Daniel Beresford                 50,000     *         50,000     -          -
Borrelli, Peter&Lorretta,JTWROS  30,000     *         30,000     -          -
John Haley                        1,500     *          1,500     -          -
Betty Jean Cowan                  2,000     *          2,000     -          -
Hart, Stanford L., Trustee        2,000     *          2,000     -          -
Ed Heimrich                      10,000     *         10,000     -          -
John Jason                       28,000     *         28,000     -          -
Lane Family Trust, The           16,000     *         16,000     -          -
Carl Ludwig                      10,000     *         10,000     -          -
Stephen Noel                     10,000     *         10,000     -          -
Kevin Palumbos                   10,000     *         10,000     -          -

John M. Rosick, Jr.              10,000     *         10,000     -          -
Victor Salvo                     35,000     *         35,000     -          -
June M. Swanson                  25,000     *         25,000     -          -
Joseph F. Thorne, Sr.             6,000     *          6,000     -          -
David Weinberg                    5,000     *          5,000     -          -
                                ---------  ----      ---------  ---------  ----
  Total                         2,745,500  9.32      1,384,250  1,361,250  4.90
                                =========  ====      =========  =========  ====

*    Less than one percent
(1) Based on 20,500,000 shares of our common stock outstanding on the date of this prospectus.
(2) The controlling stockholders are Francis A. Zubrowski, Lawrence Holland, and James R. Deveney II.
(3) Mr. Zubrowski is a controlling stockholder of Alexander & Wade, Inc., and is our former chairman, chief executive officer, and president.
(4) The controlling stockholder is William Woo, whose address is 555 Pierce, Suite 5, Albany, California 94706.
(5) The controlling stockholder is Clayton Lee, whose address is 555 Pierce, Suite 5, Albany, California 94706.
(6) The controlling stockholder is Lolita Gatchalian, whose address is 555 Pierce, Suite 5, Albany, California 94706.
(7) The controlling stockholder is Chung F. Han, whose address is 555 Pierce, Suite 5, Albany, California 94706.
(8) The controlling stockholder is Lolita Gatchalian, whose address is 555 Pierce, Suite 5, Albany, California 94706.
(9) The controlling stockholder is Danny Lee,whose address is 555 Pierce, Suite 5, Albany, California 94706.
(10) The controlling  stockholders are Robert C. Brehm,  Conrad Nagel, and Roger
     K. Knight.  The address for each of these  stockholders  is Care Of
     USM Capital Group, Inc., 5922-B Farnsworth Court, Carlsbad, California
     92008.
(11) Mr. Holland is a controlling stockholder of Alexander & Wade, Inc., whose address is Care Of Alexander & Wade, Inc., 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108.
(12) Mr. Deveney is a controlling stockholder of Alexander & Wade, Inc., whose address is Care Of Alexander & Wade, Inc., 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108.
(13) Mr. Reynolds is a partner in Glast, Phillips & Murray, P.C., the legal counsel to Commerce Development Corporation, Ltd., whose address is Care Of Glast, Phillips & Murray, P.C., 815 Walker Street, Suite 1250, Houston, Texas 77002.
(14) Ms. White-Castellanos is an employee of Mr. Zubrowski, a controlling stockholder of Alexander & Wade, Inc. and Commerce Development Corporation, Ltd., whose address is Care Of Alexander & Wade, Inc., 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108.


                                 SPIN-OFF SHARES

     U.S. Microbics, Inc. intends to spin-off 417,969 shares of our common stock to its stockholders of record as of October 28, 2002. The following table sets forth certain information with respect to the stockholders of U.S. Microbics who will receive shares of our stock as a result of the Spin-Off.



                                       U.S. Microbics Stockholders

                                                                Number of Shares
                                                                     to be
Stockholder                                                         Received
-----------                                                         --------
OK Associates Pension Trust, Edmond O Donnell & Lawrence Kaplan (1)        2
Steve Abruzzo                                                             48
Gregory Alan Aburns                                                        1
Herbert G. Adcox                                                           6
Agnes M. J. Rasmussen Trust (2)                                          320
Alba M. Altube & Madeline U. Nolta JTTEN                                   1
Fred Ambach                                                               17
Victor Androvich                                                           6
Richard Anfuso                                                             4
Arivest Corporation (3)                                                  400
William H. Ashenbrenner                                                   10
Art Baker                                                                120
Marc Baker                                                               800
Harry Banks                                                                4
David Baraga                                                              20
Lance Bauerlein                                                        2,016
Jack Bazz                                                                  1

Bruce Beattie                                                          2,000
Hikmat Behnam                                                              1
Carylyn K. Bell                                                           10
William L. Blaine                                                          1
Boca Investments (4)                                                   1,864
Joe A. Boswell                                                            40
Brasel Family Partners, Ltd. (5)                                           2
The Brehm Family Trust Caryl Lindsay & Waldemar Brehm (6)                320
The Brehm Family Trust Dated 1/23/82 Amended 2/13/90 (7)                 200
Lindsay Brehm (8)                                                        200
Robert C. Brehm (9)                                                   38,389
Brown Brothers Harriman & Co. (10)                                       200
Chris Brown & Lorraine Brown JTTEN                                         8
Eric Brown                                                                 4
Brown Wharton & Co. Inc. (11)                                              2
William J. Bryan Jr.                                                       1
Arthur Brykman & Esther Brykman JTROWS                                     1
Gerald G. Bryne                                                            1
Thomas L. Brynwood & Virginia L. Brynwood JTTEN                            1
Roger Buchanan                                                            20
Ted Buder                                                                  3
Louis T. Buonocore                                                        270
California  State Controller                                                1
Cede & Co.                                                            169,216
Robert Cerda & Clair Cerda JTTEN                                            1
Ole J. Cheng                                                            1,392
Samuel Ben Haiy Cohen & Beth Paul Cohen JTROWS                              2
Dominic J. Colasito                                                       192
Common Media Services, Inc. (12)                                          518
Bleu Ridge Consultants Profit Sharing Plan & Trust (13)                     1
Robert A. Cook                                                              1
Sean Coughlin                                                               1
Ernest C. Coulter                                                           1
Elizabeth Crofoot & Roderick Crofoot JTTEN                                  1
Craig Cunningham                                                          520
Brett Curry                                                                12
Frank Dabney                                                                4
David M. Davis M.D., Inc. Employee Retirement Trust (14)                  800
John Demoleas                                                             200
John P. Demoleas                                                          280
Enos Derbonne                                                             360
Charles A. Dittus & Donald C. Dittus JTROWS                                 1
Donald C. Dittus IRA                                                        1
Frank Dobrucki                                                            800
Brian Dyson                                                               800
Edwin C. Clark Sr. & Margaret A. Clark & Edwin C. Clark Jr. JTTEN           4
Stan Evans                                                              1,800
John P. Feighner & Anne C. Feighner Feighner Family Trust               4,000
Daniel C. Ferrone                                                           1
Fiddlers Company (15)                                                     960
First Venture Group, Inc. (16)                                             10
G. A. Partnership (17)                                                     12
Randall B. Garber                                                         800

Jesse A. Garner & Mrs. Jesse A. Garner JTEN                                40
Lolita Gatchalian                                                       3,166
Ray Gilbert                                                                40
R. Andres Girardot                                                          3
Edward Gonzalez                                                            10
Vern R. Graham & Cheryl L. Graham JTTEN                                   400
James E. Grant                                                            160
Dr. Jose Cosme Guerrero R.                                                  8
Anthony Guidice                                                             8
David J. Harris                                                             2
Hisham Hashim                                                              29
Zuhair Hashim                                                             960
Robert H. Hawke & Delores L. Hawke JTROWS                                   3
James Heath                                                                 4
Gary Held                                                                   1
G. Gordon Hendrickson & Penney M. Hendrickson JTTEN                        56
John Hill                                                                 400
Gerald M. Hillman & Margaret A. Hillman JTTEN                             162
E. David Hohl                                                               1
Dave Holden                                                               160
Mark Holmstedt                                                          3,200
Mark A. Holmstedt                                                         400
Michael Holmstedt & Kari Holmstedt JTTEN                                1,600
Stephen C. Hopkins                                                        800
Chester O. Houston Jr.                                                      3
Harrison Hudson                                                            10
Hulsey Living Trust Dated 12 2 92 (18)                                    480
Allen Hutkins                                                             160
BR Investco (19)                                                          600
Waldemar & Caryl L. Brehm ITF Megan Linsay Brehm (20)                      40
Waldemar & Caryl L. Brehm ITF Douglas R. Brehm   (20)                      40
Waldemar & Caryl L. Brehm ITF Brian Joseph Brehm (21)                      40
Robert Iwasa                                                                3
John D.&Clare C. Garber Co. TTEES Garber Family Trust dated 7 30 1992   8,000
Dan L. Jones                                                               10
Michael Jordan                                                          7,400
Michael W. Jordan                                                       5,333
Cameron Karg                                                            2,728
David W. Keaveney                                                       1,091
Keith L. Wedin M.D. Inc. (22)                                               1
Robert L. Kelly                                                         3,200
Eugene Kim & Sara Kim JTTEN                                                 8
Julainne Kim                                                                4
Urian Kim & Hanna Kim JTTEN                                                 8
Patrick D. Kirk                                                         1,840
Ronald O. Kirk                                                            880
Vuryl Klassen                                                             144
Vuryl Klassen & Jane Klassen JTTEN                                        560
Donald J. Klee                                                              1
Donald S. Klein & Judith Ann Klein TR. 6 25 98 Klein Family Trust          40
Gail M. Knight (23)                                                        80
Jane M. Knight (23)                                                        80
Paula M. Knight (23)                                                       80

Roger K. Knight (23)                                                    4,642
Sally M. Knight (23)                                                       80
Eric Ko                                                                 3,696
Lewis Kurtz                                                               640
Stacey Lapuk                                                                1
Fred Laughter                                                             319
Danny Lee                                                               1,440
Gabriel Lee                                                                 4
Lucien A. Letteiello                                                        4
Edward Licho & Selena J. Licho JTTEN                                        1
Robert Lin                                                                160
Lincoln Trust Company Custodian FBO Dennis K. Senft                        80
Brobeck, Phleger & Harrison LLP (24)                                      759
Ronnie Long                                                                 4
Harold Lucey & Barbara Lucey TTEE                                           1
John Lusk                                                                   2
Roy Macaluso                                                                2
Elaine J. Mackay                                                          600
Angus Macpherson                                                            2
David Maidlow                                                             160
Robert W. Maier                                                             1
Joseph Majdan                                                               8
Troy L Maness & Joann Maness JTTEN                                          1
Webb Marcantel                                                             80
John W. Marshall                                                            1
Paul E. Maslin & Louisa Linyi Masun JTTEN                                   1
Norman O. Mauk & Betty L. Mauk JTTEN                                      320
The Mcfadden Family Trust Dtd 11 1 Patrick L. & Judy Lynn Mcfadden         11
The Mcintyre Family Trust Angela & Paul Mcintyre Trustee                    8
Melba R. Medford & Lel L. Medford JTROWS                                   80
Webb Mercantel                                                            240
Dori R. Merriam Cust John C. Lusk Cautima                                   1
Dori R Merriam Cust John C. Lusk Cautima Maria L. Lusk Cautima              1
Greg Merriam & Sharon L. Merriam JTROWS                                     6
Charlie Meyerson                                                            1
Douglas D. Miller                                                          40
Kathleen Miller                                                             4
Bradford Harry Miller                                                       6
Behzad Mirzayi                                                          2,000
Louise Morris                                                               4
Richard Morris                                                              4
George H. Moseman                                                         400
Kathryn L. Musso                                                           40
Conrad Nagel (25)                                                       3,578
Kathrina B Nagel (25)                                                       5
Harold Neal                                                                80
Scott R. Nelson                                                           120
Jason Nesseth                                                             404
Michael Nielsen & Susan Nielsen JTTEN                                      20
Lisa Ann Nolta                                                              1
Chota Oum                                                                 867
Pacific & Co. (26)                                                          1
Mr. Rene De S. Palomares P.                                               228

Thomas Panko                                                               40
George W. Pankovcin                                                         1
George B. Paspalof                                                          8
Dean Patterson                                                             52
Jim C. Peevey Jr.                                                          80
Penson Financial Services                                               1,142
Gary K. Rasmussen & Doris Abel TTEE Rasmussen Family Rev. TR. US 9        934
Mark W. Rasmussen                                                           8
Norman T. Reynolds (27)                                                   618
Erick E. Richardson                                                     3,200
Kevin Richter                                                             680
Weston Richter                                                          1,200
Robert Riveroll                                                         4,240
James C. Roach                                                              6
Robert C. Brehm Consulting, Inc. (28)                                   5,274
Dana G. Robinette                                                           6
Mery C. Robinson (29)                                                  44,808
Michelle Robinson (29)                                                    145
Stella Y. Robinson (29)                                                    40
Anthony Romag                                                               4
Laurie Romag                                                            1,204
Rpt Texas State Treasurer                                                   2
Amber Rushing                                                               1
Maria E. Rybka                                                            160
Scott A. Sabins & Kymberly L. Sabins JTTEN (30)                         5,000
Scott A. Sabins TTEE Scott A.Sabins Sole Prop Profit Sh Plan&Trust(30) 18,209
Steven W. Sabins & Patricia B. Sabins JTTEN (31)                        1,600
Quality Surplus Sales (32)                                                100
Sanchez Living Trust Albert Sanchez Terri Sanchez Trustees                 20
John M. Schlagel                                                           20
John L. Schmidt (33)                                                       10
Peter Schmidt (33)                                                         78
Prudence Serl                                                               6
Joseph Shcop & Nonna Shcop JTTEN                                            1
Sierra Pacific King Cola, Inc. (34)                                         1
Robert Singer                                                               4
Small Cap Voice.Com, Inc. (35)                                            344
Danial John Spisak & Marcia Lyn Trial JTTEN                                80
Jackie Statler                                                              1
Edward J. Stauffer                                                        558
Jerrold L. Stauffer                                                     2,233
Steve & Denise Hopkins Family Trust                                     4,000
Rene S. Stierli                                                             2
John W. Stoneking                                                         240
Gilbert & Rosalinda Strange 1988 Living Trust Dtd 9 23 88 Gilbert       1,056
Edward R. Sullivan                                                          8
Josephine G. Sullivan                                                       8
Roy L. Sullivan                                                             8
Susan A. Sullivan                                                           8
William Robert Sullivan Jr.                                                 2
Swartz Private Equity LLC (36)                                          6,921
SWS Securities, Inc. FBO R. Thomas Westhoff IRA                         2,000
George Terek                                                               20

Theresa S. Ehrlich Marital Trust Theresa S. Ehrlich TTEE                   11
Carol Thomas                                                                1
Darwin Ting & Kuei Mei Hsien Ting FBO Ting Family Trust UA 3/4/92       4,800
Erin Ting                                                                  80
Ting Family Trust                                                       2,240
Henry S. Ting & Alice Ting JTROWS                                         200
Ryan Ting                                                                  80
Jack C. Tobin, Jr. & Martine Tobin JTTEN                                    1
Alejandro V. Tovar (37)                                                   683
Mountain Truck & Equipment Co. (38)                                        10
Uplink Capital, Inc. (39)                                                 400
W.T. Grant TTEE UTD                                                       400
Anthony F. Valdez                                                       1,200
Tom T. S. Wang                                                             80
James Allen Westhoff                                                      400
R. Thomas Westhoff                                                        400
Thomas Guy Westhoff                                                       400
Raymond E. White                                                          800
Vance White                                                                16
Ludmila Wilkerson                                                           4
John I. Williams                                                           40
William M. Woo (40)                                                     1,174
George W. M. Wright Jr. & Patti Wright JTTEN                              160
Jay E. Wright & Jeanne Wright TTEE Wright                                   1
Michael L. Wynhoff                                                        210
Jeffrey Yee                                                               176
Walter Zech                                                                 1
Neta Zorn                                                                 560
Francis A. Zubrowski (41)                                               1,408
                                                                      -------
  Total                                                               417,969
                                                                      =======

(1)  Unknown
(2) Agnes M.J. Rasmussen is trustee of the Agnes M.J. Rasmussen Trust. Ms. Rasmussen's address is 14552 Asherville Dr.,Magalia, California 95954-9638.
(3) Arivest Corporation is controlled by Robert Key; a director of U.S. Microbics, Inc. Mr. Key's address is 4045 North 7th Street, Suite #200, Phoenix, Arizona 85014.
(4)  Unknown
(5)  Unknown
(6) The Brehm Family Trust is owned by the parents of Robert C. Brehm, president and director of U.S. Microbics, Inc. Address is Care Of Robert C. Brehm, 5922-B Farnsworth Court, Carlsbad, California 92008.
(7) The Brehm Family Trust is owned by the parents of Robert C. Brehm, president and director of U.S. Microbics, Inc. Address is Care Of Robert C. Brehm, 5922-B Farnsworth Court, Carlsbad, California 92008.
(8) Lindsay Brehm is a brother of Robert C. Brehm, president and director of U.S. Microbics, Inc. Address is Care Of Robert C. Brehm, 5922-B Farnsworth Court, Carlsbad, California 92008.
(9) Robert C. Brehm is president and director of U.S. Microbics, Inc. Address is Care Of Robert C. Brehm, 5922-B Farnsworth Court, Carlsbad, CA 92008.
(10) Unknown
(11) Unknown
(12) Common Media Services is controlled by Robert Key, a Director of U.S. Microbics, Inc. Mr. Key's address is 4045 North 7th Street, Suite #200, Phoenix, Arizona 85014.
(13) Unknown
(14) David M. Davis, M.D, Inc Employee Retirement Trust is a retirement plan owned by David M. Davis. Mr. Davis' address is 20101 SW Birch Street, Ste 100, Newport Beach, California 92660.
(15) Unknown
(16) First Venture Group, Inc. is controlled by Roger K. Knight, director of U.S. Microbics, Inc. Mr. Knight's address is 2736 Pinkerton Drive, Las Vegas, Nevada 89134.
(17) Unknown
(18) Unknown
(19) Unknown

(20) Waldemar & Caryl L. Brehm are the parents of Robert C. Brehm., president and director of U.S. Microbics, Inc. Their address is Care Of Robert C. Brehm, 5922-B Farnsworth Court, Carlsbad, California 92008.
(21) Waldemar & Caryl L. Brehm are the parents of Robert C. Brehm., president and director of U.S. Microbics, Inc. Their address is Care Of Robert C. Brehm, 5922-B Farnsworth Court, Carlsbad, California 92008.
(22) Unknown
(23) Gail M. Knight, Jane M. Knight, Paula M. Knight and Sally M Knight are all daughters of Roger K. Knight, a director of U.S. Microbics, Inc. Their address is Care Of Roger K. Knight, 2736 Pinkerton Drive, Las Vegas, Nevada 89134.
(24) Unknown
(25) Kathrina B. Nagel is the wife of Conrad Nagel, chief financial officer of U.S. Microbics, Inc. Mr. Nagel's address is 420 Smilax Apt. 60, San Marcos, California 92069.
(26) Unknown
(27) Mr. Reynolds is a partner in Glast, Phillips & Murray, P.C., the legal counsel to Commerce Development Corporation, Ltd. Mr. Reynolds' address is Care Of Glast, Phillips & Murray, P.C., 815 Walker Street, Suite 1250, Houston, Texas 77002.
(28) Robert C. Brehm Consulting, Inc. is owned by Robert C. Brehm, president and director of U.S. Microbics, Inc. Mr. Brehm's address is Care Of Robert C. Brehm 5922-B Farnsworth Court, Carlsbad, California 92008.
(29) Stella Y. Robinson (deceased) is the mother of Mery C. Robinson who is the chief operating officer and a director of U.S. Microbics, Inc. Mery C. Robinson's address is 5922-B Farnsworth Court, Carlsbad, California 92008.
(30) Mr. Scott A. Sabins is the owner of the Scott A Sabins Sole Property Profit Sharing Plan & Trust. Mr. Scott A. Sabins' address is 23521 Paseo de Valencia, Suite 100, Laguna Hills, California 92653.
(31) Mr. Steven W. Sabins is the brother of Scott A. Sabins. Mr. Steven W. Sabins address is 215 Ave Princesa, San Clemente, California 92672.
(32) Unknown
(33) Mr. Peter Schmidt is an employee of U.S. Microbics, Inc. Mr. Schmidt's address is 59222-B Farnsworth Court, Carlsbad, California 92008.
(34) Unknown
(35) Unknown
(36) Unknown
(37) Mr. Alejandro V. Tovar is an individual consultant to U.S. Microbics, Inc and Subsidiaries. Mr. Tovar's address is 2526 El Gavilan Court,
     Carlsbad, California 92009.
(38) Unknown
(39) Uplink Capital is controlled by Robert Schwenk. Robert Schwenk's address is 17301 Beach Blvd. Suite 24, Huntington Beach, California 92647.
(40) William M. Woo is an individual consultant to U.S. Microbics, Inc. Mr. Woo's address is 8622 E. Garvey Avenue, Suite 206, Rosemead, California 91770.
(41) Mr. Zubrowski is a controlling stockholder of Alexander & Wade, Inc. and a controlling stockholder of Commerce Development Corporation, Ltd. Mr. Zubrowski's address is Care Of Alexander & Wade, Inc., 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108.

     The Mercer Group, Inc. intends to spin-off 1,363,691 shares of our common stock to its stockholders of record as of January 31, 2003. Of the 2,216,300 spin-off shares provided to The Mercer Group, Inc., stockholders only 25 percent of these shares, 479, 075, will be registered for sale by means of this prospectus. Additionally, certain officers and directors receiving spin-off shares will not have any of their shares registered. The following table sets forth certain information with respect to the stockholders of The Mercer Group who will receive shares of our stock as a result of the Spin-Off.





                          The Mercer Group Stockholders

                                                      Number of Shares
                                                           to be
Stockholder                                              Received
-----------                                              --------
Potpurri Pines (Leon Adamson)                                 556
Dr. Kenneth Barton                                         35,000
Kurt Baum                                                   1,250
Daniel Beresford                                            2,917
Neil Bland                                                    417
Charles Blevins                                             1,389
Gail Hilda Buck                                               208
Larry J. Bodily                                               417
Richard Burr                                                1,667
Stephen Bushansky                                             417
Steven D. Cacciutti                                           667
Fred H. Campbell                                              125
Earl V. Carlson                                               417
Austin Canos                                                  833
Keaton Canos                                                2,083
Kelsey Canos                                                  833
Frank Carrozza                                                417
Nicole Chambers                                                42

Roy Claypool                                                  833
Winslow Collins                                             5,711
Corporate Consulting Fund                                   7,630
Damien Correa                                                 168
John B. Cross                                               1,389
Manie Parham Currin                                         1,387
Lawrence Devore                                               833
Michael Digvonni                                            1,250
Henry Distefano                                             8,333
Johnny Dominick                                             1,042
Donald Doty                                                 2,056
Judith Doty                                                   778
Donald and/or Judy Doty JTWROS                              1,042
Robert Dudley                                                 833
William P. Elkins                                           1,108
Hal M. Epstein                                              1,667
Sandra Epstein                                                695
James Ethell                                                  417
Bonnie Farnsworth                                           1,389
Paul Ferandell                                             31,111
Alexander Franklin                                            208
John Gall                                                   5,208
John and/or Gurnie Gall JTWROS                              1,000
Lyle Garstad                                                  278
Raymond Garstad                                             2,083
Phyllis Goettsch                                              583
Richard Goodrich                                           18,750
Matthew Grey                                                  167
Alan Grodko                                                   417
Jeffery Grodko                                                417
John Grudziadz                                                833
Anthony Guerrero                                              278
John Haley                                                  1,040
Leslie Hall                                                   417
Art Harnagel                                                1,250
Stan Hart                                                     417
Edward Heimrich                                             1,889
Todd Hemric                                                 9,375
Robert Henry                                                2,083
Stephan Herold                                             83,333
Mark Herring                                                3,611
Alan Hoerth                                                 8,333
Zach Hoerth                                                   598
Seth Hoerth                                                   833
Andrew Horner                                                 833
Brett Hauser                                                1,083
Dani O' Riley Ltd. (Stu Howard)                             1,667
My-Tien Huynh                                                 833
David Jaffe                                                   347
John Jason                                                  1,667
Thomas and/ or Maria Kaufman JTWROS                           681
Michael Kemp                                                  625
Steve Korman                                                  417

Daniel Krentz                                                 417
Margaret Kunz                                                 833
Tom / Peggy Lane JTWROS                                     2,292
Richard Lesnick                                             1,389
Leanne T. Lee                                               1,583
Nancy Levin                                                 1,320
Cecil Lopez                                                   417
Carl Ludwig                                                 4,167
Brian Makris                                                  104
Jeannie Makris                                              1,088
Cologero Marasca                                              168
Roger Mariani                                                 417
Billy Mathews                                                 695
Todd Mathews                                                  417
Marvin McCoy                                                5,752
J. M. Mcjunkin                                                417
Malcolm McMillan                                              833
Glen Mills                                                    833
Robert Moore III                                            8,682
Ron Morea                                                     250
John H. Morse                                               2,833
Tsuneyoshi Murata                                             250
Richard Muscio                                                833
Lanny Musslewhite                                             625
Mohammed Namvar                                             1,667
Reza Namvar                                                 1,667
Marc Necoechea                                                833
Thomas Nelson                                               1,458
Rex Newport                                                   167
David Nguyen                                                  417
Steven Noel                                                 1,281
William Palmer                                                417
Kevin Palumbos                                             44,583
Loren Peterson                                                278
Loren and/or Linda Peterson JTWROS                            583
Jeffrey Pittman                                             1,730
John Power                                                    833
Robert Pyle                                                   417
Bill Ralston                                                  417
Rose Mary Reiland                                             417
Rick Remington                                                804
Ethel Resh                                                    556
Jim Richardson                                                958
Florence Ritter                                               417
Marlon Ritter                                                 417
Phililp Roe                                                   556
Kenneth Rotskoff Family LTD Partnership                    11,083
Michael Rubin                                                 417
Joseph Rummo                                                4,167
Joseph F. Rummo                                             1,323
Promad Rustagi                                                695
Bill Santoro                                                2,084
John Scannapieco                                              417

Richard Seiferling                                            667
Doug R. Shannon                                             1,389
Dyrone Simmons                                                695
Martin and/or Gail Singer JTWROS                              168
Cindy Soumar                                                   21
George Southerland                                            417
Karl Stein                                                    417
David M. Stroup                                               989
Fred Sullivan                                                 208
Fred and/or Karen Sullivan JTWROS                           1,077
Rosemary Taylor                                               417
Edward Tecson                                               2,070
Jack Thorpe Living Trust                                    2,084
Gary Tranter                                                  208
Helen B. Tripi                                              1,389
Paul Trujillo                                                 208
Gerard Van Dop                                              2,153
Douglas Van Hooser                                          5,625
David Weinburg                                                417
Richard Waryas                                                833
Stanley and/or Tobi Weisel                                    168
Zvi Wilamosky                                                 417
Larry Wilcox                                               62,500
John Wisotski                                               2,083
Steven L. Witzenburger                                      3,333
Revocable Living Trust of William Yee                         583
                                                    -------------
                        Total                             479,075
                                                          =======


                        SHARES AVAILABLE FOR FUTURE SALE

     Following the effective date of this prospectus, 6,281,294 shares of common stock will be freely tradable, including:

o   The Spin-Off Shares;

o All 4,000,000 shares being sold to new purchasers, if all of the shares are sold; and

o   The shares registered for resale.

     In addition, we will have shares which are not being registered for sale or resale. Those shares are "restricted securities" as defined in the Securities Act, and are subject to the resale provisions of Rule 144 promulgated under the Securities Act. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of Commerce Development may include its directors, executive officers, and any person directly or indirectly owning 10 percent or more of our outstanding common stock. See "Management" and "Principal Stockholders."

     Any of the Spin-Off Shares issued to our affiliates or persons who may become affiliates of Commerce Development will not be freely tradable and will be subject to the provisions of Rule 144. See "The Spin-Off" and "Spin-Off Shares."

     As of the date of this prospectus and the Spin-Off, we will have 14,533,706 restricted securities available for resale under Rule 144.

     Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company. Resales by our affiliates of restricted and unrestricted common stock are subject to the requirements described in the preceding sentence.

     The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the requirements described above.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Glast, Phillips & Murray, P.C., Houston, Texas. Norman T. Reynolds, Esq., a partner in Glast, Phillips & Murray, P.C., is the owner of 25,000 shares of our common stock. He will receive 618 Spin-Off Shares as a result of the Spin-Off by U.S. Microbics, and is listed as a selling stockholder of 6,250 shares of our stock.

                                     EXPERTS

     Our financial statements for the period from inception through December 31, 2002 included in this prospectus have been so included in reliance on the report of Russell Bedford Stefanou Mirchandani LLP, certified public accountants, given on that firm's authority as experts in auditing and accounting.

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                          Index to Financial Statements

--------------------------------------------------------------------------------


                                                                   Page No.
Report of Independent Certified Public Accountants                   F-2

Consolidated Balance Sheets:
December 31, 2002 and 2001                                           F-3

Consolidated Statements of Operations:
For the years ended December 31, 2002 and 2001,
and for the period May 13, 1998 (date
of inception) to December 31, 2002                                   F-4

Consolidated Statements of Deficiency in
Stockholders' Equity:
For the period May 13, 1998
(date of inception) to December 31, 2002                             F-5

Consolidated Statements of Cash Flows:
For the years ended December 31, 2002 and 2001,
and for the period May 13, 1998  (date
of inception) to December 31, 2002                                   F-6

Notes to Consolidated Financial Statements                           F-7 to F-16

                    RUSSELL BEDFORD Stefanou MIRCHANDANI LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Commerce Development Corporation, Ltd.
San Diego, California

     We have audited the accompanying consolidated balance sheets of Commerce Development Corporation, Ltd. and its subsidiary (the "Company"), a development stage company, as of December 31, 2002 and 2001 and the related consolidated statements of operations, deficiency in stockholders' equity, and cash flows for the two years then ended and for the period May 13, 1998 (date of inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the two years then ended, and from May 13, 1998 (date of inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note I, the Company is experiencing difficulty in generating sufficient cash flow to meet it obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note I. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                 /s/RUSSELL BEDFORD STEFANOU  MIRCHANDANI  LLP
                                 _____________________________________________
                                 RUSSELL BEDFORD STEFANOU MIRCHANDANI  LLP
                                 Certified Public Accountants

McLean, Virginia
March 12, 2003

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 and 2001

                                                          2002             2001
                                                          ----             ----
ASSETS
Current Assets:
Cash and Equivalents                                  $    9,989        $      -
                                                        ----------    ----------

Total Current Assets                                       9,989               -


Property, Plant and Equipment                              6,550               -

Less: Accumulated Depreciation                              (624)              -
                                                         ---------    ----------

                                                           5,926               -


                                                     $    15,915          $    -
                                                      =============   ==========

LIABILITIES AND DEFICIENCY IN
STOCKHOLDERS' EQUITY

Current Liabilities:
Cash Disbursed in Excess of Available Fund           $     2,493         $     -

Accounts Payable and Accrued Liabilities                   1,338               -

Shareholder Advances (Note E)                             10,100               -
                                                        -----------   ----------

Total Current Liabilities                                 13,931               -


Due to The Majestic Companies, Ltd. (Note E)                   -         117,315


Commitments and Contingencies (Note H)                         -               -

Deficiency in Stockholders' Equity: (Note D)
Common Stock, Par Value $0.001: 300,000,000 shares
authorized; 20,815,000 and 2,000,000 share issued
and outstanding at December 31, 2002 and 2001,
respectively.                                             20,815           2,000

Additional-Paid-In Capital                               301,317         162,041

Common Stock Subscription                                 87,250               -

Accumulated Deficit                                     (407,398)      (281,356)
                                                        ---------      ---------

Total Stockholders' Equity                                 1,984       (117,315)

                                                      $   15,915        $      -
                                                      ============     =========


            See accompanying notes to consolidated financial statements

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            For the Period
                                                            May 13, 1998
                                                            (Date of Inception)
                                      2002         2001     to December 31, 2002
                                      ----         ----    ---------------------

Operating Expenses:

General and Administrative Expenses  $245,233     $37,439      $244,721
Loss from disposal of assets                -           -       212,089
Depreciation                              624           -        24,620
                                         ----      ------       --------

Total Operating Expenses              245,857      37,439       481,430

Other Income (Expenses)              $119,815     $40,150       $74,032


Income Tax Expense                          -           -             -

Net Loss                            $(126,042)     $2,711     $(407,398)
                                    ==========    =======     ==========



Loss Per Common Share                  $(0.01)       0.00        $(0.12)
(Basic and Assuming Dilution)


Weighted Average Common             8,416,397   2,000,000     3,393,625
Shares Outstanding


               See accompanying notes to consolidated financial statements

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
          CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY
    FOR THE PERIOD May 13, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2002


                                                              Deficit
                                                              Accumulated
                                     Addition   Stock         During
                 Common     Stock    Paid-In    Subscription  Development
                 Shares     Amount   Capital    Payable       Stage       Total
                 ---------  -------  -------    -------       ----------  ------

Shares issued
at date of
inception
(May 13,1998)
to parent
company           2,000,000  $2,000   $     -    $    -      $     -    $2,000

Net income(loss)          -       -         -         -      (35,202)  (35,202)

Net transfer
with Majestic             -       -    35,432         -            -    35,432
                  ----------  ------  --------     -------   ---------  -------

Balance at
December 31,1998  2,000,000  $2,000   $35,432      $  -      $(35,202)   2,230
                  ========== ======   ========     =======   =========   ======

Net income(loss)          -       -          -        -       (70,727) (70,727)

Net transfer
with Majestic             -       -     33,266        -            -     33,266
                   ---------  -------  ---------   -------    --------  -------

Balance at
December 31,1999  2,000,000  $2,000   $68,698      $  -     $(105,929) $(35,231)
                  ========== =======  ==========   =======   ========= ========

Net income(loss)          -       -          -        -      (178,138) (178,138)

Net transfer
with Majestic             -       -     56,056        -            -     56,056
                  ----------  -------  ----------  --------   --------  --------

Balance at
December 31,2000  2,000,000   $2,000   $124,754    $  -    $(284,067) $(157,313)
                  ==========  =======  ==========  ======== ========= ==========

Net income(loss)          -       -          -         -       2,711      2,711

Net transfer
with Majestic             -       -      37,287        -           -     37,287
                  ----------  -------  ----------  --------  --------  ---------

Balance at
December 31, 2001  2,000,000   $2,000  $162,041     $  -   $(281,356) $(117,315)
                  ==========  =======  ==========  ========= ========  =========
Shares issued to
consultants in
May 2002 in exchange
for services
rendered at
$0.06 per share      715,000       715     42,185       -         -      42,900

Shares issued to
consultants and
employees in
September 2000 in
exchang for services
rendered at
$0.006 per share  17,300,000    17,300     86,500       -         -     103,800

Shares issued
in September 2002
connection
with acquisition
of USM Financial-
Solutions, Inc.,
valued at
$0.006 per share     800,000       800     4,000        -         -       4,800

Common stock-
subscription               -         -         -    87,250        -      87,250

Net income(loss)           -         -         -         -   (126,042) (126,042)

Net transfer
with Majestic              -         -      6,591        -        -       6,591
                   ----------  -------   --------   ------   ---------  --------
Balance at
December 31, 2002  20,815,000  $20,815   $301,317  $87,250  $(407,398)   $1,984
                   ==========  =======   ========   ======   =========  ========



           See accompanying notes to consolidated financial statement

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                              For the Period May
                                                              13, 1998 (Date of
                                                              Inception) through
                                           2002       2001    December 31, 2002
                                           ----       ----    ------------------
Cash flows from operating activities:
Net income (loss) for the period        $(126,042)    $2,711        $(407,398)

Adjustment to reconcile net income
(loss) to net cash provided by
(used in) operating activities:

Adjustment for the value of common
stock issued to Majestic, in
connection with stock splits in
March and August 2002 (Note D)                -         -               2,000

Common stock issued in exchange for
services (Note D)                          146,700      -             146,700

Common stock issued in connection
with acquisition of
USM Financial Solutions, Inc.                4,800      -               4,800

Adjustments for expenses previously
paid by Majestic on the
Company's behalf (Note B)                    6,591    37,287          168,632

Extinguishment of debt to
Majestic (Note E)                         (107,419)     -            (107,419)

Depreciation                                   624      -              24,619

Loss from disposal of assets                  -         -             212,089

Increase (decrease) in:

Cash Disbursed in Excess of
Available Fund                               2,493      -               2,493

Accounts payable and accrued liabilities     1,338      -               1,338
                                            ------    ------         -----------
Net cash provided by
(used in) operating activities             (70,915)   39,998           47,854

Cash flows used in investing activities:

Acquisition of property, plant,
and equipment                               (6,550)     -            (242,634)

Cash flows from financing activities:

Proceeds from common stock subscription     87,250      -              87,250

Proceeds from (repayment to)
shareholders loans                          10,100      -              10,100

Due to related parties, net                 (9,896)  (39,998)         107,419
                                            -------  --------         ----------

Net cash provided by (used in)
financing activities                        87,454   (39,998)         204,769

Net increase (decrease) in cash
and equivalents                              9,989      -               9,989


Cash and cash equivalents at
beginning of period                            -        -                -
                                            -------  -------          ----------
Cash and cash equivalents at end of period $ 9,989   $  -             $ 9,989
                                           ========  =======          ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
Cash paid during the period for taxes      $   -     $  -             $  -
Cash paid during the period for interest   $   -     $  -             $  -
Common stock issued for services           $146,700  $  -             $146,700
Acquisition :
    Assets acquired, net                       -        -                -

    Acquisition Costs                         4,800     -                4,800

    Liabilities assumed, net                   -        -                -
    Common stock issued                      (4,800)    -               (4,800)
                                            --------  -------         ----------
     Net cash paid for acquisition          $  -      $ -             $  -
                                            ========= =======         ==========

           See accompanying notes to consolidated financial statements

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business and Basis of Presentation

Commerce Development Corporation, Ltd. (the "Company"), formerly Majestic Financial, Ltd., was incorporated under the laws of the state of Maryland in May 1998. From inception to March 31, 2002, the Company was a wholly-owned subsidiary of The Majestic Companies, Ltd. ("Majestic", the "Parent"). In March 2002, Majestic's Board of Directors approved a plan to spin-off the Company to an entity controlled by Majestic's former Chief Executive Officer and to Majestic's stockholders (see Note B). The financial statements of the Company as of March 2002 are presented on a carved-out basis, and derived from the historical financial statements of Majestic, and are not indicative of the financial position, results of operations or net cash flows that would have existed had the Company been a separate stand-alone entity during the periods presented or of future results. Summarized results of the allocation of expenses are further described in Note B.

In the past the Company was engaged in the limited origination and servicing of new modular building leases. This activity is conducted primarily in the state of California. All of the leases which the Company entered into were accounted for as operating leases. The Company ceased entering into new leases in 2000 and the accompanying consolidated financial statements reflect as other income, the revenues recognized from the final leasing transactions.

On September 24, 2002, the Company acquired USM Financial Solutions, Inc. ("USM Financial"), a wholly owned subsidiary of U.S. Microbics, Inc., through a Stock Exchange Agreement ("Agreement"). Pursuant to the Agreement, USM Financial became a wholly-owned subsidiary of the Company (Note C). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, USM Financial Solutions, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company is a development stage company, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS 7") and is in the business of providing business management and capital acquisition solutions. To date, the Company has generated no significant operating revenues, and has incurred expenses and has sustained losses. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. For the period from inception through December 31, 2002, the Company has accumulated losses of $407,398.

Revenue Recognition

The Company follows a policy of recognizing revenue from leasing modular buildings as operating leases.

Advertising

The Company follows the policy of charging the costs of advertising to expenses as incurred. The Company occurred $511, $13,898 and $15,773 of advertising costs for the years ended December 31, 2002, 2001 and for the period from inception to December 31, 2002, respectively.

Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Property and Equipment

For financial statement purposes, property and equipment are depreciated using the straight-line method over their estimated useful lives (seven years for furniture, fixtures and equipment). The straight-line method of depreciation is also used for tax purposes.

Income Taxes

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

Impairment of Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred no research and product development costs for the year ended December 31, 2002 and 2001 and the period from inception to December 31, 2002.

Concentrations of Credit Risk

Financial instruments and related items which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company's customers are concentrated primarily in the state of California and it periodically reviews its trade receivables in determining its allowance for doubtful accounts.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this starement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annula nad interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in ABP Opinion No. 25 amd related interpretations. Accordingly, compensatoin expenses for stock options is measures as the excess, if any, of the fair market value of the Company's stock, at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2002 and will adopt the interim disclosure provisions for its financial reports for the quarter ended March 31, 2003. The Compnay does not have any awards of stock-based employee compensation outstanding at December 31, 2002.

Liquidity

As shown in the accompanying financial statements, the Company incurred a net loss of $126,042 for the year ended December 31, 2002. For the period from inception through December 31, 2002, the Company has accumulated losses of $407,398. As of December 31, 2002, the Company's current liabilities exceeded its current assets by $3,942. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in any of the periods presented.

                        COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES (Continued)

Segment Information

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company's principal operating segment.

Reclassifications

Certain reclassifications have been made in prior year's financial statements to conform to classifications used in the current year.

New Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations"
(SFAS No. 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets"
(SFAS No. 143), and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"(SFAS No. 144), in August and October 2001, respectively.

SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The adoption of SFAS No. 141 had no material impact on the Company's consolidated financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 142. Under the new rules, the Company will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on the Company's consolidated financial statements.

SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS No. 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company plans to adopt SFAS No. 143 effective January 1, 2003.

                       COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES (Continued)

SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations.
SFAS No. 144 superseded Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no material impact on the Company's consolidated financial statements.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this Statement did not have a material impact to the Company's financial position or results of operations as the Company has not engaged in either of these activities.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements (Continued)

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE B - SPIN-OFF TRANSACTIONS

On March 31, 2002, the Company's parent, The Majestic Companies, Ltd. (the "Majestic" or "Parent"), entered into a Stock Purchase Agreement ("Agreement") to spin-off the Company to Alexander & Wade, Inc. (the "A&W"), an entity controlled by Majestic's former Chief Executive Officer and to Majestic's stockholders.

Pursuant to the Agreement, the Company authorized a stock split of 20,000,000-for-1, which increased the solely one share outstanding to 20,000,000 shares. A&W agreed to purchase 17,500,000 shares of the Company's common stock, and the remaining 2,500,000 would be distributed as a dividend to the shareholders of record of Majestic as of April 30, 2002. After the closing of the Agreement, Majestic received $10,000 from A&W, and other good and valuable consideration. A&W assumed total liabilities for any and all outstanding obligations of the Company in existence at the time of closing, and also assumed $110,490 of Majestic's debt owed to its former Chief Executive Officer.

Certain information in the Company's financial statements relating to the results of operations and financial condition was derived from the historical financial statements of Majestic, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Various allocation methodologies were employed to allocate the expenses incurred by Majestic on the Company's behalf. Allocations of these expenses include advertising, officer salaries, accounting and legal fees, rent, and other general office expenses. Management believes that these allocation methodologies are reasonable. The expenses allocated are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, independent public entity and had managed these functions. The Company may incur additional general administrative expenses, and other costs as a result of operating independently of Majestic.

The accompany financial statements include expenses incurred by Majestic on behalf of the Company, summarized results of the allocation expenses are as follows:

                                                             For the Period
                                                             May 13, 1998
                                                             (Date of Inception)
                                                             through
                                   2002          2001        December 31, 2002
                                 --------     --------       -------------------
Net transfer from Majestic -
beginning of the period          $162,041     $124,754       $    -

Net transactions with Majestic:
    Advertising                       511       13,898          15,774
    Accounting and legal fees       2,375        3,920          64,747
    Rent                            1,500        5,680          22,375
    Officer salaries                  717       11,548          44,184
    Office expenses                 1,488        2,241          21,552
                                 ---------    --------       -------------------
                                    6,591       37,287         168,632
                                 ---------    --------       -------------------
Net transfer from Majestic -
end of the period                $168,632     $162,041        $168,632
                                 =========    ========       ===================

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE C - BUSINESS COMBINATION

On September 24, 2002, the Company acquired USM Financial Solutions, Inc. ("USM Financial"), a wholly owned subsidiary of U.S. Microbics, Inc. ("US Microbics"), through a Stock Exchange Agreement ("Agreement"). Pursuant to the Agreement, the Company issued to US Microbics and US Microbics's majority-owned subsidiary, USM Capital Group, Inc. ("USM Capital"), a total of 800,000 shares of common stock of the Company.

USM Financial has no assets and liabilities and has no business activities as of December 31, 2002. The excess of the aggregate purchase price over the fair market value of net assets acquired was recorded as acquisition cost a and expensed in the period incurred. The acquisition is being accounted for as a purchase in accordance with APB 16 and, accordingly, the operating results of the acquired company have been included in the Company's financial statements since the date of acquisition.

The following summarizes the acquisition of USM Financial:

Issuance of 800,000 shares of common stock                         $ (4,800)
Assets acquired                                                            -
Liabilities assumed                                                        -
Acquisition Costs                                                      4,800
                                                                       -----
                                                                   $       -
                                                                     =======

NOTE D - CAPITAL STOCK

The Company was authorized to issue 10,000,000 shares of common stock with a par value of $.01 per share. In March 2002, the Company's Board of Directors approved an increase in the Company's authorized common stock to 300,000,000 shares and changed the par value from $.01 to $.001 per share.

In May 1998, the Company issued one share of common stock at par to its parent company, The Majestic Company, Ltd. ("Majestic"). In March 2002, pursuant to a Stock Purchase Agreement ("Agreement") to spin-off the Company (see Note B), the Company authorized a stock split of 20,000,000-for-1, which increased the solely one share outstanding to 20,000,000 shares. A&W purchased 17,500,000 shares of the Company's common stock from Majestic, and the remaining 2,500,000 would be distributed as a dividend to the shareholders of record of Majestic as of April 30, 2002.

On August 31, 2002, the Company effected a ten-for-one reverse stock split of its authorized and outstanding shares of common stock. All references in the financial statements and notes to financial statements, numbers of shares and share amounts have been retroactively restated to reflect the reverse split. The Company has 20,815,000 shares issued and outstanding as of December 31, 2002.

On September 24, 2002, the Company issued a total of 800,000 shares of common stock to US Microbics, Inc. and USM Capital Group, Inc. pursuant to a Stock Exchange Agreement (Note C). The shares were valued at $0.006 per share, which approximated the fair value of the Company's common stock during the period.

During 2002, the Company issued a total of 18,015,000 shares of common stock to consultants and employees for $146,700 of services rendered. The shares issued to the consultants and employees were based upon the value of the services received, which did differ materially from the value of the stock issued.

NOTE E - RELATED PARTY TRANSACTIONS

During the period May 13, 1998 through March 31, 2002 (the "spin-off date), Majestic advanced funds to the Company for working capital purposes. The amount due Majestic is $117,315 and $107,419 as of December 31, 2001 and March 31, 2002, respectively. No formal repayment terms or arrangements existed.
In June 2002, the

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE E - RELATED PARTY TRANSACTIONS (Continued)

Company was legally released from its obligation to Majestic. The Company recognized $107,419 of other income in connection with the extinguishment of the debt. Corporate general and administrative expenses incurred by Majestic on behalf of the Company as of March 31, 2002 (the "spin-off") are summarized in Note B.

Significant shareholders of the Company have advanced funds to the Company for working capital purposes. The amount of the advances at December 31, 2002 and 2001 is $10,100 and $0, respectively. No formal repayment terms or arrangements exist.

NOTE F - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

As of December 31, 2001, the Company's results from operations was include in the consolidated income tax returns of Majestic and as a result, the Company does not have a material net operating loss carryforward for federal income tax purposes. The Company's aggregate net operating losses during 2002 approximate $126,000 which expire through 2022, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carryforward is approximately $32,000. Due to significant changes in the Company's ownership, the Company's future use of its existing net operating losses may be limited. Accordingly, the Company has provided a valuation reserve against the full amount of the net operating loss benefit.

Components of deferred tax assets as of December 31, 2002 are as follows:

Non Current:
       Net operating loss carryforward                  $ 32,000
       Valuation allowance                               (32,000)
                                                        --------
       Net deferred tax asset                           $    -
                                                        ========

NOTE G - LOSSES PER COMMON SHARE

The following table presents the computation of basic and diluted earning (loss) per share:

                                                               For the period
                                                               from
                                                               May 13, 1998
                                               2002    2001    (date
                                               ----    ----    of inception)
                                                               through
                                                               December 31, 2002
                                           -------------------------------------

Net income(loss) available for common
shareholders                             $ (126,042)  $   2,711  $ (407,398)
                                         ===========  =========  ===========


Basic and fully diluted loss per share   $    (0.01)   $   0.00  $    (0.12)
                                         ===========  =========  ===========
Weighted average common shares-
outstanding                               8,416,397   2,000,000   3,393,625

                                         ===========  =========  ===========

                     COMMERCE DEVELOPMENT CORPORATION, LTD.
                          (A development stage company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 and 2001

NOTE H - COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

NOTE I - GOING CONCERN MATTERS

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended December 31, 2002 and 2001, the Company incurred net loss of $126,042 and net income of $2,711, respectively. For the period from inception through December 31, 2002, the Company has accumulated losses of $407,398. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing and selling of its products and additional equity investment in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to our common stock offered as described in this prospectus. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying from the Public Reference Section of the SEC, located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at (800) SEC-0330. The SEC maintains an Internet web site that contains reports, proxy statements and other information regarding Commerce Development. The address of the SEC web site is http://www.sec.gov.

     Commerce Development has not been previously subject to the reporting requirements of the Exchange Act, although we will become subject to those reporting requirements following the effective date of the registration statement to which this prospectus relates. In accordance with the Exchange Act, we will file reports, proxy statements and other information with the SEC. In addition, we intend to furnish our stockholders with annual reports containing audited financial statements and interim reports as we deem appropriate. No person is authorized by us to give any information or to make any representations other than those contained in this prospectus, and, if given or made, you should not rely upon that information.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implications that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus. Until ____, 2003 all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                                     PART II
                     Information Not Required in Prospectus

Item 24.  Indemnification of directors and officers

     The articles of incorporation of Commerce Development provide that each person who at any time is or shall have been a director or officer of the Commerce Development, and who is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer or served at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified (and, to the extent required by statute, shall be indemnified) by us against, the expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding to the fullest extent provided under Section 2-418 of the Maryland General Corporation Law, as the same shall be amended or supplemented from time to time, or any successor statute.

     Expenses (including attorneys' fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may, in accordance with the provisions of Section 2-418 of the Maryland General Corporation Law, be advanced by us prior to a final disposition in such matter. The foregoing right of advancement of expenses and indemnification shall in no way be exclusive of any rights of advancement of expenses or indemnification, or any other rights, to which such director, officer, employee or agent may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 2-418 of the Maryland General Corporation Law further provides that we not indemnify any person made a party to any proceeding by reason of service in that capacity if it is established that:

o The act or omission was material to the matter giving rise to the proceeding; and

o   Was committed in bad faith; or

o   Was the result of active and deliberate dishonesty; or

o The person actually received an improper personal benefit in money, property, or services; or

o In the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

     However, if the proceeding was one by or in the right of Commerce Development, indemnification may not be made in respect of any proceeding in which the person shall have been adjudged to be liable to us.

     The bylaws of Commerce Development contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Commerce Development under the indemnification provisions, or otherwise, Commerce Development is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     No statute, charter provision, bylaw, contract or other arrangement of Commerce Development that insures or indemnifies a controlling person, director or officer affects his or her liability in that capacity.

Item 25.  Other expenses of issuance and distribution

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the 6,676,660 shares being registered, including the newly issued shares being sold to new investors, the Spin-Off Shares, and the shares being sold by existing stockholders. The expenses shall be paid by the registrant. No expenses will be paid by the security holders.

         SEC Registration Fee..................................      $   1,011
         Printing and Engraving Expenses.......................          3,000
         Selling Commissions...................................        150,000
         Legal Fees and Expenses...............................         50,000
         Accounting Fees and Expenses..........................         10,000
         Blue Sky Fees and Expenses............................          5,000
         Transfer Agent Fees...................................         25,000
         Miscellaneous.........................................         31,172
                                                                      --------
           Total...............................................       $275,183
                                                                      ========

Item 26.  Recent sales of unregistered securities

     Other than the issuance of our shares to our officers and directors and other principal stockholders described in this prospectus, from November 21, 2002 to January 31, 2003, we issued 350,500 shares, at an offering price of $0.50 per share to 17 investors pursuant to a private placement conducted under
Section 4(2) of the Securities Act. Proceeds raised of $175,250 were used for working capital. The 17 investors are included in the schedule of Sales by Selling Stockholders set out in this prospectus. The investors were as follows:

     On November 19, 2002, we sold 100,000 of our shares to Kurt Baum for $50,000.

     On November 19, 2002, we sold 50,000 of our shares to Daniel Beresford for $25,000.

     On December 6, 2002, we sold 5,000 of our shares to David Weinburg for $2,500.

     On December 12, 2002, we sold 16,000 of our shares to The Lane Family Trust for $8,000.

     On December 17, 2002, we sold 1,500 of our shares to John Haley for $750.

     On December 18, 2002, we sold 2,000 of our shares to Betty Jean Cowan for $1,000.

     On December 28, 2002, we sold 10,000 of our shares to Carl Ludwig for $5,000.

     On December 28, 2002, we sold 10,000 of our shares to Stephen Noel for $5,000.

     On December 21, 2002, we sold 28,000 of our shares to John Jason for $14,000.

     On January 6, 2003 we sold 35,000 of our shares to Victor Salvo for $17,500.

     On January 7, 2003, we sold 2,000 of our shares to Stanford L. Hart Trustee for $1,000.

     On January 8, 2003, we sold 30,000 of our shares to Peter and Loretta Borrelli JTWROS for $15,000.

     On January 10, 2003, we sold 10,000 of our shares to Ed Heimrich for $5,000.

     On January 23, 2003, we sold 10,000 of our shares to John M. Rosick, Jr., for $5,000.

     On January 23, 2003, we sold 25,000 of our shares to June M. Swanson for $12,500.

     On January 23, 2003, we sold 10,000 of our shares to Kevin Palumbos for $5,000.

     On Janaury 26, 2003, we sold 6,000 of our shares to Joseph F. Thorne, Sr., for $3,000.

On March 31, 2002, The Majestic Companies, Ltd.,for a purchase price of $120,490.31, consisting of $10,000, in cash, and the forgiveness of indebtedness owed by us to Francis A. Zubrowski totaling $110,490.31, sold 17,500,000 shares, or 87.5 percent, of our stock to Alexander & Wade, Inc., a firm controlled by Mr. Zubrowski, our former chairman, president, and chief executive officer. Mr. Zubrowski owns or controls 1,360,000 shares of our common stock.

         In September 2002, the 15,000,000 shares, or 55.25 percent, of our stock owned by Alexander & Wade was acquired by The Mercer Group, Inc., for a purchase price of $150,000. The purchase price was paid $20,000 on September 16, 2002, $30,000 on October 15, 2002, with the balance of $100,000 to be payable in equal monthly installments of $10,000 each, beginning on March 15, 2003, and continuing on the first day of each month thereafter, until the sum of $100,000 has been paid in full.

         On September 1, 2002, we entered into a client service agreement with The Mercer Group, Inc. Under the terms of the agreement, The Mercer Group provided us with:

o Financial strategies for mergers, spin-offs, and other related activities;

o Business development consulting for private companies seeking additional capital and pre-initial public offering strategic business planning; and

o        Consulting for management on running a public company.

         Pursuant to the service agreement, we paid The Mercer Group, as compensation, 3,160,000 shares of our common stock, valued at $0.006 per share. The Mercer Group is controlled by Andrew E. Mercer, our current chairman, president and chief executive officer. Mr. Mercer owns or controls 18,000,000 shares of our common stock.

         In November 2002, the remaining 250,000 shares, or 12.5 percent, of our stock owned by The Majestic Companies, Ltd. was sold to Mr. Zubrowski for $10,000, in cash.

         On September 24,2002,we entered into a capital stock exchange agreement with U.S. Microbics, Inc. and USM Capital Group, Inc. Under the terms of the agreement, U.S. Microbics, Inc. and USM Capital Group, Inc., as sellers, exchanged with us all 2,000,000 shares of the common stock owned by them in USM Financial Solutions, Inc., a Nevada corporation, incorporated on September 17, 2002, in exchange for 800,000 shares of our common stock. Our stock was delivered 320,000 shares to U.S. Microbics and 480,000 shares to USM Capital Group. On January 27, 2003, USM Capital Group sold 100,000 of our shares to U.S. Microbics. Following the exchange, USM Financial Solutions, Inc. became our wholly-owned subsidiary.

         On September 1, 2002, we entered into a 16-month employment contract with our president and chief executive officer, and director, Andrew E. Mercer, for the period beginning September 1, 2002, and ending December 31, 2003. The contract provides for a salary of $80,040 during its term, which was paid in advance in the form of 13,340,000 shares of our common stock, valued at $0.006 per share. Mr. Mercer has agreed to a confidentiality agreement and a covenant not to compete for 16 months following the termination of the agreement.

         On September 1, 2002, we entered into a client service agreement with USM Capital Group, Inc. Under the terms of the agreement, USM Capital Group provided us with:

o Financial strategies for mergers, spin-offs, and other related activities;

o Business development consulting for private companies seeking additional capital and pre-initial public offering strategic business planning; and

o        Consulting for management on running a public company.

         Pursuant to the service agreement, we paid USM Capital Group, as compensation, 200,000 shares of our common stock, valued at $0.006 per share.

     The issuance of all shares of our common stock was pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and related state private offering exemptions. The individuals were sophisticated investors who took their shares for investment purposes without a view to distribution and had access to information concerning Commerce Development and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to persons with whom we had a direct personal preexisting relationship, and after a thorough discussion. Further, our securities were sold to less than 35 non-accredited investors. All certificates for our shares contain a restrictive legend. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.








                        Intentionally Left Blank

Item 27.  Exhibits

     The following exhibits are filed as part of this registration statement:


Exhibit No.   Identification of Exhibit

1.1*          Placement Agreement between Commerce Development Corporation, Ltd.
              and Mariner Investment Group, dated February 12, 2003
2.1*          Stock Purchase Agreement between Alexander & Wade, Inc. and The
              Mercer Group, Inc., dated September 1, 2002
2.2*          USM Financial Solutions, Inc. Capital Stock Exchange Agreement
              between Commerce Development Corporation, Ltd., U.S. Microbics,
              Inc., and USM Capital Group, Inc., dated September 24, 2002
2.3*          Stock Purchase Agreement between U.S. Microbics, Inc. and USM
              Capital Group, Inc., dated January 27, 2003
2.4*          Stock Purchase Agreement between Alexander & Wade, Inc. and The
              Mercer Group, Inc. dated August 2, 2002
3.1*          Articles of Incorporation of Majestic Financial, Ltd., filed
              May 13, 1998
3.2*          Articles of Amendment and Restatement of Majestic Financial, Ltd.,
              filed March 12, 2002
3.3*          Articles of Amendment of Majestic Financial, Ltd. changing the name of the corporation to Commerce Development Corporation, Ltd., filed April 3, 2002
3.4*          Bylaws of Majestic Financial, Ltd., adopted May 14, 1998
3.5*          Amended Bylaws of Commerce Development Corporation, Ltd., adopted
              February 3, 2003
3.6*          Charter of the Audit Committee of the Board of Directors of
              Commerce Development Corporation, Ltd., adopted February 3, 2003
3.7*          Charter of the Compensation Committee of the Board of Directors of
              Commerce Development Corporation, Ltd., adopted February 3, 2003
3.8*          Resolution to Chnage Resident Agent
3.9*          Articles of Exchange dated September 24, 2002
3.10*         State of Nevada Certificate of Existence
3.11**        State of Maryland Certificate of Existence
4.1*          Common Stock Certificate - Sample
4.2*          Preferred Stock Certificate - Sample
5**           Opinion Regarding Legality
10.1*         Subscription Agreement
10.2**        Escrow Agreement
10.3*         USM Capital Group, Inc. Independent Client Service Agreement,
              dated September 16, 2002
10.4*         Andrew Mercer Employment Agreement, dated September 1, 2002
10.5*         Andrew Mercer Non-Competition Agreement, dated September 1, 2002
10.6*         The Mercer Group, Inc. Consulting Agreement, dated September 1,
              2002
11*           Computation of Per Share Earnings
22*           Subsidiaries of the registrant
23.1*         Consent of Counsel
23.2*         Consent of Independent Certified Public Accountants
----------
* Filed herewith.
** To be filed by amendment.

Item 28.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)Include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the indemnification provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

     As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on April 21, 2003.

                                        COMMERCE DEVELOPMENT
                                        CORPORATION, LTD.



                                        By    /s/ Andrew E. Mercer
                                        --------------------------
                                        Andrew E. Mercer, Chairman of the Board

     As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                   Title                                Date


/s/ Andrew E. Mercer        Chairman, President, and Chief       April 21, 2003
-------------------------   Executive Officer
ANDREW E. MERCER

/s/ Hector Medina           Chief Financial Officer, Chief       April 21, 2003
-------------------------   Accounting Officer, Secretary
HECTOR MEDINA               and Treasurer


/s/ Frederick A. Manger     Director                             April 21, 2003
-------------------------
FREDERICK A. MANGER

/s/ Martin Capdevilla       Director                             April 21, 2003
-------------------------
MARTIN CAPDEVILLA